    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 29, 2003

                                                     REGISTRATION NO. 333-102660
================================================================================






                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                          AMENDMENT NO. 1 TO FORM F-10

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933


                            KINROSS GOLD CORPORATION
             (Exact name of Registrant as specified in its charter)

          ONTARIO, CANADA                                 1041                                  650430083
 (Province or other jurisdiction of          (Primary Standard Industrial                    (I.R.S. Employer
   incorporation or organization)           Classification Code Number, if          Identification No., if applicable)
                                                     applicable)

    40 KING STREET WEST, SCOTIA PLAZA, 52ND FLOOR, TORONTO, ONTARIO M5H 3Y2,
                                 (416) 365-5123
   (Address and telephone number of Registrant's principal executive offices)

                      PARR, WADDOUPS, BROWN, GEE & LOVELESS
                       185 SOUTH STATE STREET, SUITE 1300
                           SALT LAKE CITY, UTAH 84111
                                 (801) 532-7840
 (Name, address and telephone number of agent for service in the United States)
               ---------------------------------------------------

         CAMERON A. MINGAY, ESQ.                           PHILIP L. COLBRAN, ESQ.
      Cassels Brock & Blackwell LLP                         Chadbourne & Parke LLP
         Scotia Plaza, Suite 2100                            30 Rockefeller Plaza
           40 King Street West                                New York, New York
             Toronto, Ontario                                    10112 U.S.A.
              Canada M5H 3C2                                    (212) 408-5100
              (416) 869-5300

               ---------------------------------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                           PROVINCE OF ONTARIO, CANADA
                (Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A. [X] upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B. [ ] at some future date (check appropriate box below)

       1. [ ] pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than seven calendar days after filing).

       2. [ ] pursuant to Rule 467(b) on (date) at (time) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).

       3. [ ] pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

       4. [ ] after the filing of the next amendment to this Form (if preliminary material is being filed).

       If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box. [X]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE AS PROVIDED IN RULE 467 UNDER THE SECURITIES ACT OF 1933 OR ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a) OF THE ACT, MAY DETERMINE.
================================================================================

                                     PART I

         INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

ITEM 1.       HOME JURISDICTION DOCUMENTS

              Short Form Base Shelf Prospectus.

ITEM 2.       ADDITIONAL INFORMATION

              See the "Supplement for United States Persons", which precedes the attached home jurisdiction document.

ITEM 3.       INFORMATIONAL LEGENDS

              See the "Supplement for United States Persons", which precedes the attached home jurisdiction document.

ITEM 4.       INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

              See the second paragraph following the table of contents of the Short Form Base Shelf Prospectus.

ITEM 5.       LIST OF DOCUMENTS FILED WITH THE COMMISSION

              See the "Supplement for United States Persons", which precedes the attached home jurisdiction document.

                                 SUPPLEMENT FOR
                              UNITED STATES PERSONS
                                JANUARY 29, 2003

                                   46,414,663
                                  COMMON SHARES
                            KINROSS GOLD CORPORATION

         Kinross Gold Corporation ("Kinross" or the "Corporation") may from time to time (i) issue up to 20,330,284 common shares (the "Common Shares") issuable upon the exercise of outstanding warrants of Echo Bay Mines Ltd. (the "Echo Bay Warrants") after the closing of the combination (see "The Combination" in the Prospectus), (ii) issue 25,000,000 Common Shares issuable upon the exercise of warrants of the Corporation (the "Kinross Warrants") and (iii) up to 1,084,379 Common Shares issuable upon the conversion of outstanding preferred shares of Kinam Gold Inc., a subsidiary of Kinross (the "Kinam Preferred Shares") (see "Description of Securities" in the Prospectus (as defined below)). The number of Common Shares issuable upon (i) the exercise of the Warrants and the Echo Bay Warrants and (ii) the conversion of the Kinam Preferred Shares are subject to adjustment as may be necessary to reflect any share consolidation, share splits or similar changes.

         The Common Shares issuable pursuant to the exercise of the Kinross Warrants and the Echo Bay Warrants and the Common Shares issuable upon conversion of the Kinam Preferred Shares are referred to herein as the "Underlying Securities".

         The Common Shares are listed on The American Stock Exchange National Market (the "Amex") under the symbol "KGC" and on the Toronto Stock Exchange (the "TSX") under the symbol "K". On January 28, 2003, the last sale price of our Common Shares was US$2.43 per share on the Amex and Cdn.$3.69 per share on the TSX. Kinross has applied to list the Common Shares on the New York Stock Exchange upon completion of the Combination (as defined below).

                                                             UNDERWRITING DISCOUNTS AND      TOTAL PROCEEDS TO THE
                                    PRICE TO THE PUBLIC            COMMISSIONS(3)              CORPORATION(4)(5)
                                ---------------------------- ---------------------------- ----------------------------
Per Common Share issuable on    Cdn. $5.00                               Nil                   Cdn. $125,000,000
exercise of the Kinross
Warrants(1)

Per Common Share issued on      Cdn. $2.6389                             Nil                   Cdn. $ 53,649,586
exercise of the Echo Bay
Warrants(2)

       Total                         N/A                                 Nil                   Cdn. $178,649,586

__________________

(1) If the Kinross Share Consolidation (as hereinafter defined) occurs, the exercise price per each three Kinross Warrants will be Cdn.$15.00 for one Common Share and the exercise price for each 5.77 Echo Bay Warrants will be US$5.1933 (Cdn. $7.92) for one Common Share.

(2) The exercise price of the Echo Bay Warrants is payable in U.S. Dollars. For the purposes of this table, it has been converted from US$1.7307 for each
     1.92 Echo Bay Warrant to Cdn.$2.6389 on the basis of the Bank of Canada noon spot rate for January 27, 2003 of Cdn.$1.5248 per U.S. dollar.

(3) No underwriting discounts or commissions will be paid. The Common Shares will be offered directly by the Corporation.

(4)  Before deducting offering expenses estimated at Cdn.$80,000.

(5) Assumes that all of the Kinross Warrants and the Echo Bay Warrants are exercised.

INVESTING IN THE UNDERLYING SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" IN THE PROXY CIRCULAR (AS DEFINED IN THE PROSPECTUS) INCORPORATED HEREIN BY REFERENCE.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR HAS THE U.S. SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS OFFERING IS MADE BY A CANADIAN ISSUER THAT IS PERMITTED, UNDER A MULTIJURISDICTIONAL DISCLOSURE SYSTEM ADOPTED BY THE UNITED STATES, TO PREPARE THIS PROSPECTUS IN ACCORDANCE WITH THE DISCLOSURE REQUIREMENTS OF ITS HOME COUNTRY. PROSPECTIVE INVESTORS SHOULD BE AWARE THAT SUCH REQUIREMENTS ARE DIFFERENT FROM THOSE OF THE

UNITED STATES. FINANCIAL STATEMENTS INCLUDED OR INCORPORATED HEREIN, IF ANY, HAVE BEEN PREPARED IN ACCORDANCE WITH FOREIGN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, AND MAY BE SUBJECT TO FOREIGN AUDITING AND AUDITOR INDEPENDENCE STANDARDS, AND THUS MAY NOT BE COMPARABLE TO FINANCIAL STATEMENTS OF UNITED STATES COMPANIES.

PROSPECTIVE INVESTORS SHOULD BE AWARE THAT THE ACQUISITION OF THE SECURITIES DESCRIBED HEREIN MAY HAVE TAX CONSEQUENCES BOTH IN THE UNITED STATES AND CANADA. SUCH CONSEQUENCES FOR INVESTORS WHO ARE RESIDENT IN, OR CITIZENS OF, THE UNITED STATES MAY NOT BE DESCRIBED FULLY IN THIS SUPPLEMENT. SEE "CERTAIN TAX CONSIDERATIONS FOR U.S. SHAREHOLDERS" IN THIS SUPPLEMENT.

THE ENFORCEMENT BY INVESTORS OF CIVIL LIABILITIES UNDER THE FEDERAL SECURITIES LAWS OF THE UNITED STATES MAY BE AFFECTED ADVERSELY BY THE FACT THAT KINROSS IS INCORPORATED AND ORGANIZED UNDER THE LAWS OF CANADA, SOME OF ITS OFFICERS AND DIRECTORS AND EXPERTS NAMED IN THE REGISTRATION STATEMENT MAY BE RESIDENTS OF CANADA, AND ALL OR A SUBSTANTIAL PORTION OF KINROSS' ASSETS AND THE ASSETS OF THESE PERSONS MAY BE LOCATED OUTSIDE THE UNITED STATES.

ANY STATEMENT IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN SHALL BE DEEMED TO BE MODIFIED OR SUPERCEDED FOR PURPOSES OF THE ACCOMPANYING PROSPECTUS TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT THAT ALSO IS, OR DEEMED TO BE, INCORPORATED BY REFERENCE HEREIN MODIFIES, REPLACES OR SUPERCEDES SUCH STATEMENT. ANY STATEMENT SO MODIFIED OR SUPERCEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERCEDED, TO CONSTITUTE A PART OF THE ACCOMPANYING PROSPECTUS. THE MODIFYING OR SUPERCEDING STATEMENT NEED NOT STATE THAT IT HAS MODIFIED OR SUPERCEDED A PRIOR STATEMENT OR INCLUDE ANY OTHER INFORMATION SET FORTH IN THE DOCUMENT THAT IT MODIFIES OR SUPERCEDES.

      CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. SHAREHOLDERS

              The following discussion summarizes the material United States federal income tax consequences to U.S. Holders (as defined below) arising from the exercise of the Kinross Warrants and the Echo Bay Warrants, the conversion of the Kinam Preferred Shares and the acquisition, ownership and disposition of the Common Shares.

              The discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, judicial authority, current administrative rulings and practice, and existing and proposed Treasury Regulations, and on the provisions of the Canadian-United States Income Tax Treaty currently in force (the "Treaty"), all as in effect and existing on the date hereof. Legislative, judicial or administrative changes or interpretations after the date hereof could alter or modify the validity of the statements and conclusions set forth below.

              The following discussion is intended as a descriptive summary only and, as such, is not intended as tax advice to any particular investor. The discussion is not a complete analysis or listing of all potential United States federal income tax consequences to U.S. Holders and does not address the effect of any United States gift, estate, state or local tax law or foreign tax law on a U.S. Holder. The discussion is limited to U.S. Holders that hold the Kinross Warrants, the Echo Bay Warrants, the Kinam Preferred Shares or the Common Shares as "capital assets" within the meaning of Section 1221 of the Code and whose functional currency is the United States dollar. The following discussion does not address the tax treatment of U.S. Holders that may be subject to special income and withholding tax rules including, without limitation, United States expatriates, insurance companies, tax-exempt organizations, banks and other financial institutions, U.S. Holders subject to the alternative minimum tax, broker-dealers in securities, dealers in currencies, traders in securities, holders that own (directly, indirectly or by attribution) 10% or more of the outstanding stock of the Corporation, or U.S. Holders who hold the Kinross Warrants, the Echo Bay Warrants, the Kinam Preferred Shares or the Common Shares as a hedge against currency risks, as a position in a "straddle" for tax purposes, or as part of a conversion or other integrated transaction. Such holders may be subject to United States federal income tax consequences different from those set forth below.

              As used herein, the term "U.S. Holder" means a beneficial owner of Kinross Warrants, the Echo Bay Warrants, the Kinam Preferred Shares or Common Shares that is, for United States federal income tax purposes, both (x) (i) an individual who is a United States citizen or resident, (ii) a corporation or other entity created or organized in or under the laws of the United States or any state or political subdivision thereof, (iii) an estate whose income is subject to United States federal income taxation regardless of its source or
(iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and if one or more United States persons have the authority to control all substantial decisions of the trust and (y) a resident of the United States within the meaning of and who is eligible for benefits under the Treaty. The term "Non-U.S. Holder" means a beneficial owner of Kinross Warrants, the Echo Bay Warrants, the Kinam Preferred Shares or Common Shares that is not, for United States federal income tax purposes, a U.S. Holder. The discussion which follows is not intended to apply to or be used by Non-U.S. Holders. Non-U.S. Holders are urged to consult with their own tax advisors concerning the applicable United States tax consequences relating to the acquisition, ownership and disposition of Common Shares or the exercise or conversion of the Kinross Warrants, the Echo Bay Warrants or the Kinam Preferred Shares.

              If a partnership (or other entity treated as a partnership for U.S. tax purposes) holds the Kinross Warrants, the Echo Bay Warrants, the Kinam Preferred Shares or Common Shares, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Each U.S. Holder is urged to consult his own tax advisor concerning whether the U.S. Holder is eligible for benefits under the Treaty and, if not so eligible, the material United States federal income tax consequences arising from ownership of Kinross Warrants, the Echo Bay Warrants, the Kinam Preferred Shares or Common Shares. In addition, all persons are advised to consult with their own tax advisors concerning the specific Canadian and U.S. federal, state and local tax consequences of the acquisition, ownership and disposition of the Kinross Warrants, the Echo Bay Warrants, the

Kinam Preferred Shares or Common Shares in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

THE KINROSS WARRANTS, THE ECHO BAY WARRANTS AND THE KINAM PREFERRED SHARES

              EXERCISE OF KINROSS WARRANTS AND ECHO BAY WARRANTS AND CONVERSION OF KINAM PREFERRED SHARES. No gain or loss will be recognized by a U.S. Holder for United States federal income tax purposes upon exercise of a Kinross Warrant or an Echo Bay Warrant. Subject to the discussion under "Passive Foreign Investment Company Considerations" below, (1) the adjusted tax basis of a Common Share received on exercise of a Kinross Warrant or an Echo Bay Warrant or the conversion of a Kinam Preferred Shares will be equal to the adjusted tax basis of the Kinross Warrant, Echo Bay Warrant or Kinam Preferred Share as described below increased by the U.S. dollar amount of the exercise price paid in foreign currency and (2) the holding period of the Common Share received will begin on the day after such exercise.

              ADJUSTMENTS. Adjustments to the conversion ratio or exercise price of the Kinross Warrants, the Echo Bay Warrants or the Kinam Preferred Shares pursuant to anti-dilution provisions (see generally "Description of Securities" in the Prospectus) may result in a taxable constructive dividend to the U.S. Holders of Kinross Warrants, Kinam Preferred Shares or Echo Bay Warrants pursuant to Section 305 of the Code, to the extent of the Corporation's current and/or accumulated earnings and profits, if such change has the effect of increasing the U.S. Holder's proportionate interest in the Corporation's earnings and profits or assets. In general, anti-dilution adjustments are not treated as resulting in deemed dividends. However, if, for example, the adjustment were considered an adjustment to compensate for taxable cash or property distributions to other shareholders, a deemed taxable dividend could result. A U.S. Holder's tax basis for the Kinross Warrants, Kinam Preferred Shares or Echo Bay Warrants generally would be increased by the amount of any such constructive dividend.

              PASSIVE FOREIGN INVESTMENT COMPANY CONSIDERATIONS. U.S. persons owning shares of a passive foreign investment company ("PFIC") are generally subject to a special United States federal income tax regime with respect to certain distributions received from the PFIC and with respect to gain on the sale or other disposition of the shares of the PFIC. For a detailed discussion of the United States federal income tax rules applicable to PFICs, see "Common Shares - Passive Foreign Investment Company Considerations."

              Under proposed regulations which have a retroactive proposed effective date, if the Corporation is a PFIC for any taxable year during a U.S. Holder's holding period for the Kinross Warrants, a U.S. Holder of a Warrant will be considered the owner of the Common Shares underlying the Kinross Warrant for purposes of applying the PFIC rules to the disposition of a Kinross Warrant. Under such proposed regulations, for purposes of applying the PFIC rules, if the Corporation is a PFIC, the holding period of a Common Share acquired upon the exercise of the Kinross Warrant would include the period the Kinross Warrant was held. If the Corporation is not a PFIC at the closing of the Combination, the holding period of a Common Share acquired upon the exercise of an Echo Bay Warrant will not include the holding period prior to the Combination. The holding period of a Common Share acquired upon conversion of a Kinam Preferred Share will include the holding period of the Kinam Preferred Share.

COMMON SHARES

              TAXATION OF DIVIDENDS ON COMMON SHARES. Subject to the discussion under "Passive Foreign Investment Company Considerations" below, the gross amount of a distribution of cash or property (including any amounts withheld in respect of Canadian withholding tax, but not including certain distributions of shares distributed pro rata to all shareholders of the Corporation) with respect to the Common Shares will be includable in income by a U.S. Holder as a taxable dividend to the extent of the Corporation's current or accumulated earnings and profits, computed in accordance with U.S. federal income tax principles. A dividend distribution will be so included in gross income when received by (or otherwise made available to) you, and will be characterized as ordinary income for U.S. federal income tax purposes. Distributions in excess of the Corporation's current accumulated earnings and profits will be applied against and will reduce your tax basis in the Common Shares and, to the extent in excess of such tax basis, will be treated as gain from a sale or exchange of such Common Shares. United States corporate holders will not be allowed a deduction for dividends received in respect of distributions on the Common Shares. The amount includable in your income will be the U.S. dollar value, on the date of receipt, of the foreign currency distributed, regardless of whether the payment is actually converted into U.S. dollars. Any gain or loss resulting from foreign currency exchange rate fluctuations during the period from the date the dividend is includable in your income to the date the foreign currency is converted into U.S. dollars will generally be treated as ordinary income or loss.

              A dividend distribution will be treated as foreign source income and generally will be classified as "passive income" or "financial services income" for U.S. foreign tax credit purposes. If Canadian withholding taxes are imposed with respect to such dividend, you will be treated as having actually received the amount of such taxes and as having paid such amount to the Canadian taxing authorities. As a result, the amount of dividend income included in your gross income will be greater than the amount of cash actually received with respect to such dividend income. You may be able, subject to certain generally applicable limitations, to claim a foreign tax credit or a deduction for any Canadian withholding taxes imposed on dividend payments. Special rules apply to certain individuals whose creditable foreign source income during a taxable year consists entirely of "qualified passive income" and whose creditable foreign taxes paid or accrued during the taxable year do not exceed $300 ($600 in the case of a joint return). The rules relating to the determination of the United States foreign tax credit are complex, and the calculation of United States foreign tax credits and, in the case of a U.S. Holder that elects to deduct foreign taxes, the availability of deductions, involve the application of rules that depend on a U.S. Holder's particular circumstances. You should, therefore, consult your own tax advisor regarding the application of the United States foreign tax credit rules to dividend income on the Common Shares.

              TAXATION ON SALE OR EXCHANGE OF COMMON SHARES. Upon the sale, redemption or other disposition of a Common Share, you generally will recognize gain or loss equal to the difference between the amount realized and your adjusted tax basis in the Common Share. Generally the U.S. dollar value of the amount realized by a U.S. Holder that (i) receives foreign currency on the sale or other disposition of a Common Share and (ii) is a cash basis taxpayer or an accrual basis taxpayer that so elects, will be determined by translating the foreign currency received at the spot rate of exchange on the settlement date of the sale or other disposition (or in the case of a non-electing accrual basis U.S. Holder, the spot rate of the foreign currency on the date of the sale or other disposition).

              Except as provided under "Passive Foreign Investment Company Considerations" below, gain or loss recognized on the sale or other disposition of a Common Share will be capital gain or loss. Net capital gains derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. Certain limitations exist on the deductibility of capital losses by both corporations and individual taxpayers. Any tax imposed by Canada directly on the gain from such a sale should be eligible for the United States foreign tax credit; however, because the gain generally will be United States-source gain, you might not be able to use the credit otherwise available. Any loss recognized generally will be allocated to reduce United States-source income. You should consult your tax advisor regarding the foreign tax credit implications of the sale, redemption or other disposition of Common Shares.

              PASSIVE FOREIGN INVESTMENT COMPANY CONSIDERATIONS. A foreign corporation is considered to be a PFIC if, with respect to a taxable year, (1) at least 75% of its gross income is "passive income" (the "income test") or (2) at least 50% of the average value of its assets produce "passive income" or are held for the production of "passive income" (the "asset test"). In applying the income test and the asset test, if a foreign corporation owns (directly or indirectly) at least 25% (by value) of the stock of another corporation, such foreign corporation is treated as if it had directly received its proportionate share of the gross income of the other corporation and as if it directly owned its proportionate share of the assets of such other corporation.

              For this purpose, "passive income" generally includes dividends, interest, certain royalties and rents, and net gains from the sale of stock, securities or partnership interests. Net gains from commodities transactions are generally also included within the definition of "passive income", unless such net gains are derived in the active conduct of a commodities business and substantially all of the foreign corporation's business is as an active producer, processor, merchant or handler of commodities (the "commodities exception"). The commodities exception generally applies only if the corporation's gross receipts from qualified active sales equals or exceeds 85% of its gross receipts.

              The PFIC asset test is applied using the fair market value of a foreign corporation's assets, not the adjusted book value of its assets. The legislative history to the PFIC rules provides that in applying the PFIC asset test, the total value of a publicly-traded corporation's assets "generally" will be treated as equal to the sum of the aggregate value of its outstanding stock plus its liabilities (the "General Rule"). There are, however, no regulations or other guidance which define when this General Rule applies and when it does not apply, and how it applies in particular circumstances.

              The determination of whether or not the Corporation is a PFIC is a factual determination that must be made annually after the close of each taxable year and must take into account the activities, income and assets of each of the Corporation's subsidiaries, including, if acquired, those subsidiaries acquired pursuant to the Combination. As a result, it cannot at present be determined with certainty whether the Corporation will be a PFIC in the current taxable year ending December 31, 2003 or in any future taxable year. This determination will depend on the various sources of the Corporation's income and whether the commodities exception is satisfied. In addition, this determination will depend on the relative values of the Corporation's passive assets, such as cash, and the relative values of its non-passive assets, including goodwill. Furthermore, since the goodwill of a publicly-traded corporation such as the Corporation is largely a function of the trading price of its shares, the valuation of that goodwill may be subject to significant change throughout the year. Therefore, it is possible that the Corporation could become a PFIC for its current taxable year or any subsequent taxable year due to the nature of its income or its assets or as the result of a decrease in the trading price of the Common Shares. If the Corporation becomes a PFIC in any taxable year in your holding period, it generally will remain a PFIC for all subsequent taxable years with respect to you.

         In general, if the Corporation were a PFIC:

                  (a) Any distribution made by the Corporation during a taxable year to you with respect to the Common Shares will be an "excess distribution" (defined generally as the excess of the amount received with respect to the Common Shares in any taxable year over 125% of the average amount received in the three previous taxable years or, if shorter, your holding period before the taxable year) and must be allocated ratably to each day of your holding period. The amount allocated to the current taxable year will be included as ordinary income for that year. The amount allocated to each prior PFIC year in your holding period generally will be taxed as ordinary income at the highest rate in effect for you in that prior year and such tax will be subject to an interest charge at the rate applicable to income tax deficiencies as if it were overdue with respect to such prior year.

                  (b) The entire amount of any gain realized upon the sale or other disposition (generally including any disposition that would otherwise be tax-free and the use of a Common Share as security for an obligation) of a Common Share that is held during more than one taxable year will be treated as an excess distribution made in the year of sale or other disposition and, as a consequence, will be treated as ordinary income (rather than capital gain), and to the extent allocated to PFIC years in your holding period prior to the year of sale or other disposition, will be subject to the interest charge described above.

              Among other PFIC elections which may be available, a so-called "mark-to-market election" may be made by a U.S. person who owns marketable stock in a PFIC at the close of such person's taxable year. If a mark-to-market election is made, instead of the PFIC rules described above, such U.S. person would generally be required to include as ordinary income or, to the extent described in the next sentence, be allowed an ordinary loss deduction in an amount equal to the difference between the fair market value of such stock as of the close of such taxable year or the amount realized from a sale or other disposition and its adjusted basis, and certain additional rules would apply. An ordinary loss deduction will be allowed only to the extent that ordinary income was previously included under the mark-to-market election and was not substantially offset by ordinary loss deductions. The mark-to-market election is made with respect to marketable stock in a PFIC on a shareholder-by-shareholder basis and, once made, can only be revoked with the consent of the IRS. The Common Shares will be treated as marketable stock for these purposes provided that the shares continue to be actively traded on an established stock exchange. U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES AND ADVISABILITY OF MAKING SUCH A MARK-TO-MARKET ELECTION AND WHETHER ANY OTHER PFIC ELECTION IS AVAILABLE.

              A shareholder in a PFIC who is a U.S. person is generally required to file with his United States federal income tax return a completed Form 8621 in each year that he owns shares in the PFIC.

              U.S. INFORMATION REPORTING AND BACKUP WITHHOLDING

              Payments of dividends on and proceeds from the sale or other disposition of the Common Shares may be subject to information reporting to the IRS and backup withholding at a current rate of 27% on the gross proceeds received. Backup withholding will not apply to a holder who furnishes a correct taxpayer identification number or certificate of foreign status and makes any other required certification, or who is otherwise exempt from backup withholding. U.S. persons who are required to establish their exempt status generally must provide IRS Form W-9

(Request for Taxpayer Identification Number and Certification). Persons in doubt as to the necessity of furnishing this form should consult their own tax advisors. Non-U.S. Holders generally will not be subject to U.S. information reporting or backup withholding. However, such Non-U.S. Holders may be required to provide certification of non-U.S. status (generally on IRS Form W-8BEN) in connection with payments received in the United States or through certain U.S.-related financial intermediaries.

              Amounts withheld as backup withholding may be credited against a holder's U.S. federal income tax liability. A holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information.

                     EXCHANGE RATE DATA AND DIVIDEND HISTORY


              See "Currency" in the accompanying Prospectus.


              The Corporation has not paid any dividends on the Common Shares in the past five years.

                              AVAILABLE INFORMATION

              The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the U.S. Securities and Exchange Commission (the "SEC"). Such reports and other information filed by the Corporation may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the SEC's following regional offices: Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 233 Broadway, New York, New York, 10279. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Prospective investors may call the SEC at 1-800-SEC-0330 for further information regarding the Public References facilities.

              The Corporation has filed with the SEC a registration statement on Form F-10 under the Securities Act of 1933, as amended, with respect to the Underlying Securities offered hereby. The accompanying Prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Corporation and the Underlying Securities offered hereby, reference is made to the registration statement and the exhibits thereto, which may be inspected without charge at, and copies of which may be obtained at prescribed rates from, the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Copies of the documents incorporated by reference may be obtained on request without charge from Shelley M. Riley, Corporate Secretary, Kinross Gold Corporation, 52nd Floor, Scotia Plaza, 40 King Street West, Toronto, Ontario M5H 3Y2, Canada, telephone (416) 365-5198.


               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

              The accompanying Prospectus contains or incorporates forward-looking statements, including statements regarding the business and anticipated financial performance of the Corporation. These statements are subject to a number of risks and uncertainties that may cause actual results to differ materially from those contemplated by the forward-looking statements. Some of the factors that could cause such differences are described under the heading "Risk Factors", including the specific considerations discussed in the accompanying Prospectus, the Renewal Annual Information Form and the Proxy Circular (as defined in the Prospectus), which are incorporated by reference into the accompanying Prospectus. The Corporation disclaims any intention or obligation to update or reissue any forward-looking statements or information, whether as a result of new information, future events or otherwise.


                                     EXPERTS

              The financial statements incorporated by reference from the Proxy Circular (as defined in the Prospectus), as filed with the SEC on a Report on Form 6-K on December 24, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

              The consolidated financial statements of TVX Gold Inc. as of December 31, 2001 and 2000, and for each of the three-years ended December 31, 2001, as contained in the Proxy Circular (as defined in the Prospectus) incorporated by reference have been audited by PricewaterhouseCoopers LLP, independent public auditors, as set forth in their report given on the authority of such firm as experts in auditing and accounting.

              The consolidated financial statements of Echo Bay Mines Ltd. as at December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, as contained in the Proxy Circular (as defined in the Prospectus) incorporated by reference have been audited by Ernst & Young LLP, independent auditors, as set forth in their report given on the authority of such firm as experts in auditing and accounting.

              DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

         The following documents have been filed with the SEC as part of this registration statement of which the accompanying Prospectus forms a part: the consents of Deloitte & Touche LLP, PricewaterhouseCoopers LLP and Ernst & Young LLP.

THIS SHORT FORM BASE SHELF PROSPECTUS CONSTITUTES A PUBLIC OFFERING OF THESE SECURITIES ONLY IN THOSE JURISDICTIONS WHERE THEY MAY BE LAWFULLY OFFERED FOR SALE AND THEREIN ONLY BY PERSONS PERMITTED TO SELL SUCH SECURITIES. NO SECURITIES REGULATORY AUTHORITY HAS EXPRESSED AN OPINION ABOUT THESE SECURITIES AND IT IS AN OFFENCE TO CLAIM OTHERWISE.




THIS SHORT FORM BASE SHELF PROSPECTUS HAS BEEN FILED UNDER LEGISLATION IN THE PROVINCES OF ONTARIO AND QUEBEC THAT PERMITS CERTAIN INFORMATION ABOUT THESE SECURITIES TO BE DETERMINED AFTER THIS PROSPECTUS HAS BECOME FINAL AND PERMITS THE OMISSION FROM THIS PROSPECTUS OF THAT INFORMATION. THE LEGISLATION REQUIRES THE DELIVERY TO PURCHASERS OF A PROSPECTUS SUPPLEMENT CONTAINING THE OMITTED INFORMATION WITHIN A SPECIFIED PERIOD OF TIME AFTER AGREEING TO PURCHASE ANY OF THESE SECURITIES.



New Issue                                                       January 29, 2003



                        SHORT FORM BASE SHELF PROSPECTUS



                            KINROSS GOLD CORPORATION

                            46,414,663 COMMON SHARES

         This prospectus (the "Prospectus") is being filed by Kinross Gold Corporation ("Kinross" or the "Corporation"): (a) to qualify, in the Province of Quebec, the distribution of 25,000,000 common shares (the "Common Shares") of Kinross (or such greater or lesser number of Common Shares as may be necessary to reflect share consolidations, share splits or similar changes) issuable upon the exercise of outstanding Common Share purchase warrants issued by Kinross on December 5, 2002 (the "Kinross Warrants") (See "Description of Securities-Kinross Warrants"); (b) to register in the United States, under the multijurisdictional disclosure system adopted by the securities regulatory authorities in Canada and the United States, up to 25,000,000 Common Shares (or such greater or lesser number of Common Shares as may be necessary to reflect share consolidations, share splits or similar changes), issuable upon the exercise of outstanding Kinross Warrants; (c) to register, in the United States, under the multijurisdictional disclosure system, up to 20,330,284 Common Shares (or such greater or lesser number of Common Shares as may be necessary to reflect share consolidations, share splits or similar changes) upon the exercise of outstanding warrants issued by Echo Bay Mines Ltd. (the "Echo Bay Warrants") (see "Plan of Distribution-Echo Bay Warrants"); and (d) to register in the United States, under the multijurisdictional disclosure system, up to 1,084,379 Common Shares (or such greater or lesser number of Common Shares as may be necessary to reflect share consolidations, share splits or similar changes) issuable upon the conversion of outstanding preferred shares of Kinam Gold Inc., a subsidiary of Kinross (the "Kinam Preferred Shares") (See "Description of Securities-Kinam Preferred Shares").

          The Common Shares issuable pursuant to the exercise of the Kinross Warrants and the Echo Bay Warrants and the Common Shares issuable on conversion of the Kinam Preferred Shares are referred to herein as the "Underlying Securities".

         No underwriting fee will be paid by Kinross on the issue of Common Shares pursuant to the exercise of the Kinross Warrants or the Echo Bay Warrants or upon conversion of the Kinam Preferred Shares. The Corporation will not receive any proceeds upon the conversion of the Kinam Preferred Shares to Common Shares.

         The Common Shares are listed and posted for trading on the American Stock Exchange under the symbol "KGC" and the Toronto Stock Exchange (the "TSX") under the symbol "K". Kinross has applied to list the Common Shares on the New York Stock Exchange ("NYSE") upon completion of the Arrangement (as hereinafter defined). If the Common Shares are listed on the NYSE, they will be delisted from the American Stock Exchange.

                                                                                             TOTAL PROCEEDS TO THE
                                 PRICE TO THE PUBLIC(1)(2)   UNDERWRITING DISCOUNTS AND         CORPORATION(4) (5)
                                                                   COMMISSIONS (3)
                                ---------------------------- ---------------------------- ----------------------------
Per Common Share issuable on             Cdn.$5.00                       nil                   Cdn.$125,000,000
exercise of the Kinross
Warrants

Per Common Share issued on               Cdn.$2.6389                     nil                    Cdn.$53,651,036
exercise of the Echo Bay
Warrants

       Total                                   n/a                       nil                   Cdn.$178,651,036


(1) If the Kinross Share Consolidation (as hereinafter defined) occurs, the exercise price per each three Kinross Warrants will be Cdn.$15.00 for one Common Share and the exercise price for each 5.77 Echo Bay Warrants will be U.S.$5.1933 (Cdn.$7.92) for one Common Share.

(2) The exercise price of the Echo Bay Warrants is payable in U.S. dollars. For the purposes of this table, it has been converted from U.S.$1.7307 for each
     1.92 Echo Bay Warrants to Cdn.$2.6389 on the basis of the Bank of Canada noon spot rate for January 27, 2003 of Cdn.$1.5248 per U.S. dollar.

(3) No underwriting discounts or commissions will be paid. The Common Shares will be offered directly by the Corporation.

(4)  Before deducting offering expenses estimated at Cdn.$80,000.

(5) Assumes that all of the Kinross Warrants and the Echo Bay Warrants are exercised.

         THIS OFFERING IS MADE BY A CANADIAN ISSUER THAT IS PERMITTED, UNDER THE MULTIJURISDICTIONAL DISCLOSURE SYSTEM ADOPTED BY THE SECURITIES REGULATORY AUTHORITIES IN CANADA AND THE UNITED STATES, TO PREPARE THIS PROSPECTUS IN ACCORDANCE WITH THE DISCLOSURE REQUIREMENTS OF CANADA. PROSPECTIVE INVESTORS IN THE UNITED STATES SHOULD BE AWARE THAT SUCH REQUIREMENTS ARE DIFFERENT FROM THOSE OF THE UNITED STATES. THE FINANCIAL STATEMENTS INCLUDED OR INCORPORATED HEREIN HAVE BEEN PREPARED IN ACCORDANCE WITH CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, AND MAY BE SUBJECT TO CANADIAN AUDITING AND AUDITOR INDEPENDENCE STANDARDS, AND THUS MAY NOT BE COMPARABLE TO FINANCIAL STATEMENTS OF UNITED STATES COMPANIES.

          PROSPECTIVE INVESTORS IN THE UNITED STATES SHOULD BE AWARE THAT THE ACQUISITION OF THE UNDERLYING SECURITIES MAY HAVE TAX CONSEQUENCES BOTH IN THE UNITED STATES AND IN CANADA. SUCH CONSEQUENCES FOR INVESTORS WHO ARE RESIDENT IN, OR CITIZENS OF, THE UNITED STATES MAY NOT BE FULLY DESCRIBED HEREIN. THE ENFORCEMENT BY INVESTORS OF CIVIL LIABILITIES UNDER THE UNITED STATES FEDERAL SECURITIES LAWS MAY BE AFFECTED ADVERSELY BY THE FACT THAT THE CORPORATION IS GOVERNED BY THE LAWS OF CANADA, THAT SOME OR ALL OF ITS OFFICERS AND DIRECTORS MAY BE RESIDENTS OF CANADA, THAT SOME OR ALL OF THE EXPERTS NAMED HEREIN MAY BE RESIDENTS OF CANADA, AND THAT ALL OR SUBSTANTIAL PORTION OF THE ASSETS OF THE CORPORATION AND SAID PERSONS MAY BE LOCATED OUTSIDE THE UNITED STATES.

          THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

                                TABLE OF CONTENTS
                                                                       Page
                                                                       ----
SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION                     I-14

DOCUMENTS INCORPORATED BY REFERENCE                                    I-14

AVAILABLE INFORMATION                                                  I-15

CURRENCY                                                               I-15

KINROSS GOLD CORPORATION                                               I-16

RECENT DEVELOPMENTS                                                    I-16

COMBINATION OF THE CORPORATION, TVX GOLD INC. AND
  ECHO BAY MINES LTD. AND ACQUISITION OF  THE NEWMONT INTEREST         I-18

         Combination Among Kinross, TVX and Echo Bay                   I-18

         Pro Forma Summary Consolidated Capitalization                 I-19

DESCRIPTION OF SECURITIES                                              I-21

         Common Shares                                                 I-21

         Kinross Warrants                                              I-21

         Kinross Preferred Shares                                      I-22

         Kinam Preferred Shares                                        I-23

         Convertible Debentures                                        I-23

USE OF PROCEEDS                                                        I-24

PLAN OF DISTRIBUTION                                                   I-24

         Echo Bay Warrants                                             I-24

RISK FACTORS                                                           I-25

LEGAL MATTERS                                                          I-25

STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION                          I-25

CERTIFICATE OF THE CORPORATION                                         I-26

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

         This Prospectus contains or incorporates forward-looking statements, including statements regarding the business and anticipated financial performance of the Corporation. These statements, which for U.S. purposes, are made pursuant to the "safe harbour" provisions of the United States Private Securities Litigation Reform Act of 1995, are subject to a number of risks and uncertainties that may cause actual results to differ materially from those contemplated by the forward-looking statements. Some of the factors that could cause such differences are described under the heading "Risk Factors", including the specific considerations discussed in this Prospectus and in the Corporation's management information circular and management information circular supplement dated December 20, 2002, which is incorporated by reference into this Prospectus. The Corporation disclaims any intention or obligation to update or reissue any forward-looking statements or information, whether as a result of new information, future events or otherwise.

                       DOCUMENTS INCORPORATED BY REFERENCE


         INFORMATION HAS BEEN INCORPORATED BY REFERENCE IN THIS PROSPECTUS FROM DOCUMENTS FILED WITH SECURITIES COMMISSIONS OR SIMILAR AUTHORITIES IN CANADA (the "Canadian Securities Authorities"). Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Kinross at Suite 5200, Scotia Plaza, 40 King Street West, Toronto, Ontario M5H 3Y2, telephone number (416) 365-5123. These documents are also available through the Internet on the System for Electronic Document Analysis and Retrieval, which can be accessed at www.sedar.com. For the purpose of the Province of Quebec, this simplified Prospectus contains information to be completed by consulting the permanent information record. A copy of the permanent information record may be obtained from the Corporate Secretary of the Corporation at the above-mentioned address and telephone number.

         The following documents are specifically incorporated by reference in, and form an integral part of this Prospectus:

         (a) the Amended Renewal Annual Information Form of the Corporation dated May 9, 2002 ("Renewal Annual Information Form");

         (b) the amended management's discussion and analysis of financial condition and results of operations contained in the Corporation's annual report for the year ended December 31, 2001;

         (c) the restated consolidated financial statements of the Corporation as at December 31, 2001 and 2000 and for the years ended December 31, 2001, 2000 and 1999, together with the auditors' report thereon and the notes thereto set forth in the Proxy Circular (as hereinafter defined);

         (d) the unaudited consolidated financial statements of Kinross as at and for the nine months ended September 30, 2002 and 2001 together with the notes thereto set forth in the Proxy Circular (as hereinafter defined);

         (e) the interim management's discussion and analysis of financial conditions and results of operation dated November 13, 2002 and for the nine months ended September 30, 2002;

         (f) the management information circular, management information circular supplement and proxy materials of the Corporation (the "Proxy Circular") dated December 20, 2002 (excluding those sections not required to be incorporated by reference herein); and

         (g) material change report dated January 22, 2003 relating to certain new developments regarding the proposed acquisition of shares of the Corporation's 54.7% owned subsidiary, Omolon Gold Mining Company and the dismissal of certain lawsuits against Omolon.

         ANY MATERIAL CHANGE REPORT (EXCLUDING CONFIDENTIAL MATERIAL CHANGE REPORTS), ANNUAL INFORMATION FORM, INTERIM FINANCIAL STATEMENT, ANNUAL FINANCIAL STATEMENT, MANAGEMENT DISCUSSION AND ANALYSIS AND INFORMATION CIRCULARS, ALL AS FILED BY THE CORPORATION WITH THE VARIOUS SECURITIES COMMISSIONS OR SIMILAR AUTHORITIES IN CANADA PURSUANT TO THE REQUIREMENTS OF APPLICABLE SECURITIES LEGISLATION AFTER THE DATE OF THIS

PROSPECTUS SHALL BE DEEMED TO BE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. IN ADDITION, ANY SIMILAR DOCUMENTS FILED ON FORM 6-K OR FORM 40-F BY THE CORPORATION WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OF THIS PROSPECTUS AND PRIOR TO THE COMPLETION OR WITHDRAWAL OF THIS OFFERING SHALL BE DEEMED TO BE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS, IF AND TO THE EXTENT EXPRESSLY PROVIDED FOR IN SUCH REPORTS ON FORM 6-K OR FORM 40-F.

         ANY STATEMENT CONTAINED IN THIS PROSPECTUS OR IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED, FOR PURPOSES OF THIS PROSPECTUS, TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT THAT ALSO IS, OR IS DEEMED TO BE, INCORPORATED BY REFERENCE HEREIN MODIFIES, REPLACES OR SUPERSEDES SUCH STATEMENT. ANY STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS PROSPECTUS. THE MODIFYING OR SUPERSEDING STATEMENT NEED NOT STATE THAT IT HAS MODIFIED OR SUPERSEDED A PRIOR STATEMENT OR INCLUDE ANY OTHER INFORMATION SET FORTH IN THE DOCUMENT THAT IT MODIFIES OR SUPERSEDES.

         THE MAKING OF A MODIFYING OR SUPERSEDING STATEMENT SHALL NOT BE DEEMED AN ADMISSION FOR ANY PURPOSES THAT THE MODIFIED OR SUPERSEDED STATEMENT, WHEN MADE, CONSTITUTED A MISREPRESENTATION, AN UNTRUE STATEMENT OF A MATERIAL FACT OR AN OMISSION TO STATE A MATERIAL FACT THAT IS REQUIRED TO BE STATED OR THAT IS NECESSARY TO MAKE A STATEMENT NOT MISLEADING IN LIGHT OF THE CIRCUMSTANCES IN WHICH IT WAS MADE.

         Upon a renewal annual information form and the related annual audited consolidated financial statements together with the auditors' report thereon and management's discussion and analysis contained therein being filed by the Corporation with, and where required, accepted by, the applicable securities regulatory authorities during the currency of this Prospectus, the previous annual information form, the previous annual audited consolidated financial statements and all interim financial statements, quarterly management's discussion and analysis, material change reports and management proxy circulars filed prior to the commencement of the Corporation's financial year in which the new annual information form was filed no longer shall be deemed to be incorporated by reference in this Prospectus for the purpose of future offers and sales of the Underlying Securities hereunder.

                              AVAILABLE INFORMATION

         The Corporation is subject to the informational requirements of the United States Securities Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the SEC. Such reports and other information filed by the Corporation may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Copies of such materials can also be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Prospective investors may call the SEC at 1-800-SEC-0330 for further information regarding the Public Reference facilities. The SEC also maintains a website, at http://www.sec.gov, that contains reports and other information filed by the Corporation with the SEC on or after December 24, 2002.

         The Corporation has filed with the SEC a registration statement on Form F-10 under the United States Securities Act of 1933, as amended, with respect to the Underlying Securities. This Prospectus does not contain all of the information that will be set forth in any such registration statement, certain parts of which will be omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Corporation and the Underlying Securities, reference is made to the registration statement and the exhibits thereto, which will be publicly available as described in the preceding paragraph.

                                    CURRENCY

         Unless otherwise indicated all references to "Cdn.$", "$" or "dollars" in this Prospectus refer to the Canadian dollar and "U.S.$" refers to United States Dollars. On January 27, 2003, the Bank of Canada noon rate of exchange was Cdn.$1.00 equals U.S.$0.6558 (U.S. $1.00 equals Cdn.$1.5248).

         The high and low noon spot rates for the United States dollar in terms of Canadian dollars for each of the three years ended December 31, 2000, 2001 and 2002, and the noon spot rate and closing rate at the year end for each of those years as reported by the Bank of Canada, were as follows:

                                                                                          DECEMBER 31,
                                                                           -------------------------------------------
                                                                                2002           2001          2000
                                                                                      (expressed in Cdn.$)
Closing...............................................................       $1.5776        $1.5928       $1.4995
High..................................................................       $1.6132        $1.6012        1.5593
Low...................................................................       $1.5110        $1.4936        1.4341
Noon..................................................................       $1.5796        $1.5926        1.5002


                            KINROSS GOLD CORPORATION

         The Corporation was continued under the Business Corporations Act (Ontario) on May 31, 1993 by articles of arrangement pursuant to which CMP Resources Ltd., Plexus Resources Corporation and 1021105 Ontario Corp. amalgamated by way of arrangement. The Corporation and Falconbridge Amalco Inc., a corporation that was formed upon the amalgamation of Falconbridge Gold Corporation and FGC Acquisition Inc., then amalgamated on December 31, 1993 by way of arrangement. The Corporation filed articles of amalgamation on December 29, 2000 in connection with an amalgamation with La Teko Resources Inc. The registered office and principal place of business of the Corporation is located at Suite 5200, Scotia Plaza, 40 King Street West, Toronto, Ontario, M5H 3Y2. See also "Combination of the Corporation, TVX Gold Inc. and Echo Bay Mines Ltd. and Acquisition of the Newmont Interest".

         The Corporation is principally engaged in the exploration for and the acquisition, development and operation of gold-bearing properties. At present, the three primary operating properties of the Corporation are located in Canada, the United States and the Russian Far East. Exploration activities are undertaken in these countries and others. The Corporation's principal product and source of cash flow is gold.

         The Corporation's primary operating properties consist of a 100% interest in the Fort Knox mine near Fairbanks, Alaska; through its 49% interest in the Porcupine Joint Venture, a 49% interest in the Hoyle Pond mine and the Dome mine, both near Timmins, Ontario; and a 54.7% interest in the Kubaka mine in the Magadan Oblast situated in far east Russia. In addition, the Corporation holds a 100% interest in the Blanket mine situated in Zimbabwe and other mining properties in various stages of exploration, development, reclamation and closure. The Corporation holds its interests in each of these properties in accordance with industry standards.

                               RECENT DEVELOPMENTS

          Omolon Share Repurchase

          Kinross conducts business in Russia through its 54.7%-owned Russian subsidiary, Omolon Gold Mining Company. During the first half of 2002, two of Omolon's Russian shareholders and the Magadan Administration, on behalf of a third Russian shareholder of Omolon (collectively, these Russian shareholders hold 38.1% of the outstanding shares of Omolon), separately instituted legal proceedings against Omolon asserting that the original issuance of shares was flawed, due to a failure to follow certain registration procedures required under Russian law, and that the original share issuance was therefore null and void. The lawsuit initiated by the Magadan Administration on behalf of a Russian shareholder was dismissed with prejudice on January 13, 2003, and the lawsuit brought by the largest Russian shareholder, holding 24.96% of Omolon (which had also initiated an action to arrest Omolon's assets), was also dismissed with prejudice on January 20, 2003.

          Underlying these disputes were unpaid loans made by the Magadan Administration to these Russian shareholders at the time Omolon was capitalized. In the face of the inability of these shareholders to repay the loans, there was an effort by the Magadan Administration to shift the burden of repayment to Omolon. These lawsuits were encouraged by the Magadan Administration as the major creditor of these shareholders.

          In connection with these lawsuits, certain bank accounts of Omolon containing the ruble equivalent of U.S.$22.1 million were placed under arrest pursuant to an order of a court in the Magadan region of the Russian Federation. On January 8, 2003, the order arresting these bank accounts was cancelled on appeal. The appellate decision took effect immediately. All accounts and other assets of Omolon previously under arrest are expected to be released by the end of January 2003.

         In an effort to resolve the lawsuits, Omolon, the Russian Ministry of Finance ("MinFin") and the Magadan Administration, on its own behalf and on behalf of the two largest shareholders of Omolon, executed two protocols reflecting the agreements in principle reached during meetings in Moscow in October 2002. The agreements in principle provided that:

         o Omolon will purchase up to 45.2% of its outstanding shares currently held by its Russian shareholders for the ruble equivalent of U.S.$45.4 million;

         o each Russian shareholder will withdraw any pending lawsuits asserted by it;

         o       the court order arresting the accounts will be lifted;

         o the purchase price for the shares to be paid by Omolon to each of the selling shareholders will be sufficient to repay their "gold" loans;

         o the Magadan Administration would issue a letter addressed to Omolon confirming that the amounts received by the Russian shareholders of Omolon for their shares would be sufficient to fully repay their debts to the Magadan Administration under the gold loans; and

         o the deal would be overseen by MinFin and all transactions would be effected through the federally-owned bank, Vnesheconombank.

         On December 3, 2002, in accordance with the agreements in principle, Omolon entered into separate binding share purchase agreements with four of its five Russian shareholders (holding, in the aggregate, 44.17% of Omolon's shares). The share purchase agreements provide that Omolon will provide a letter of credit at Vnesheconombank for each tendering shareholder in the amount of the respective purchase price. Payments under the share purchase agreements would be transferred to MinFin in repayment of the gold loans provided to the Magadan Administration by the Russian Government. In order to draw down on the letters of credit, the four shareholders are required to satisfy certain conditions, including the production of written transfer instructions for their shares signed by duly authorized representatives and dismissal of the respective lawsuits against Omolon. The procurement of an amendment to Omolon's mining license, permitting unrestricted ownership by a foreign entity, is a condition precedent to the share purchase agreements and such amendment has been obtained.

         In December 2002, Omolon transferred a substantial portion of the purchase price for the shares to Vnesheconombank. However, further transfer of the funds was delayed by Vnesheconombank as a result of its dissatisfaction with the proposed mechanics of transfer of the share purchase payments from the Magadan Administration to MinFin in repayment of the gold loans. Vnesheconombank requested further written assurances from the Magadan Administration with respect to the mechanics of such transfer. These further written assurances require the approval of the Governor of Magadan. The acting Governor apparently is on a leave of absence and, therefore, unavailable to sign any documentation relating to these transactions until after the upcoming election. The election is scheduled for February 2, 2003, but it may be some time thereafter before the results are settled and the matter makes it onto the new Governor's agenda. Kinross believes, based on discussions with representatives of the Magadan Administration and MinFin, the recent dismissals by the Magadan court of the two cases brought against Omolon by the Magadan Administration and one of Omolon's shareholders, and other factors described above, that the share purchase transactions will close by the end of the first quarter of 2003. There is no adverse impact on Kinross due to the delay in completing the acquisition of the shares of Omolon.

         Unit Offering

         On December 5, 2002, the Corporation completed a public offering in Canada of 50,000,000 units (the "Units", each unit consisting of one Common share and one-half of one Kinross Warrant) at a price of Cdn.$3.05 per Unit for total net proceeds of Cdn.$145.4 million. A portion of the Units were sold in the United States pursuant to a private placement (the "Private Placement"). One whole Kinross Warrant is exerciseable on or before December 5, 2007, for one Kinross common share at an exercise price of Cdn.$5.00. A commission equal to 4% of the total proceeds of the offering was paid to the underwriters upon closing. Assuming the Combination (as hereinafter defined) is completed, the Corporation intends to use the proceeds of the offering for the acquisition of Newmont Mining Corporation's ("Newmont") interest in the TVX Newmont Americas joint venture. If the combination is not completed, the proceeds of the offering will be used for general corporate purposes.

         Credit Facility

         On December 3, 2002, Kinross entered into a commitment letter with a syndicate of financial institutions for the provision of a U.S.$125 million revolving credit facility maturing December 31, 2005 to be used for the purpose of replacing existing letters of credit outstanding under Kinross' current secured credit agreement and for additional letters of credit required for the TVX Gold Inc. ("TVX") and Echo Bay Mines Ltd. ("Echo Bay") financial assurance requirements for mine closure with various regulatory bodies. Kinross expects that the credit facility will be secured by first ranking security interests in substantially all of Kinross' (and its subsidiaries) assets, properties and undertaking and will also contain a number of financial and operating covenants. The covenants include (but are not limited to) a leverage ratio of net debt to operating cash flow, an interest coverage ratio of operating cash flow to interest expense, minimum unencumbered cash balances, and minimum proven and probable reserves. Availability of the credit facility will be subject to a number of conditions precedent, including the completion of the Combination (as hereinafter defined), and a review by independent engineers of the reclamation liability and operating performance of the properties. There can be no assurance that the commitment letter will result in a definitive agreement for the provision of a revolving credit facility (or that the terms of any definitive agreement will not differ materially from the terms contained in the commitment letter).

         Suspension of Stratoni Mining Operations by TVX

         TVX, one of the parties to the proposed business combination among the Corporation, Echo Bay and TVX (see "Combination of the Corporation, TVX Gold Inc. and Echo Bay Mines Ltd. and Acquisition of the Newmont Interest), announced on January 9, 2003 that its Greek Subsidiary, TVX Hellas, had received notice from the Greek Ministry of Development that mining in certain areas of the Stratoni base metal operation in Greece should cease until a joint ministerial decision signed by five ministries of the Greek Government is obtained and the mining permits are re-approved. TVX also announced that as a result, it has declared force majeure at its Stratoni operation and ceased mining operations. TVX indicated that if it is unable to resume mining operations at Stratoni, as a result of the failure to obtain re-approval of the permits or otherwise, TVX will not continue to generate revenue from this operation and, in the event of a long-term or permanent suspension of mining operations at Stratoni, it is unlikely that TVX would continue to report the mineralization as reserves.

         TVX/Alpha Group Litigation

         On January 22, 2003 TVX announced that the Alpha Group had brought a motion in connection with its ongoing litigation with TVX. TVX stated that the motion was seeking a mandatory interlocutory injunction requiring TVX to disclose to the Alpha Group an allocation among TVX's assets of the consideration to be paid to TVX shareholders pursuant to the Combination (as hereinafter defined). TVX further stated that the Alpha Group has alleged that it has a right of first refusal over TVX's Greek assets and that the right is triggered by the Combination.

         TVX also stated that the motion by the Alpha Group was also seeking leave to amend the statement of claim issued by the Alpha Group relating to the litigation to seek, among other things, an interim interlocutory injunction prohibiting TVX from completing the Combination, insofar as it relates to TVX's Greek assets, pending the exercise by the Alpha Group of its alleged right of first refusal.


         On January 23, 2003, TVX announced that the Ontario Superior Court of Justice ruled that the Combination does not trigger any purported rights of first refusal by the Alpha Group over TVX's Greek assets. TVX stated that, upon receipt of the decision, the Alpha Group withdrew its motion to require TVX to disclose the allocation of valuation of TVX's assets pursuant to the Combination and to any injunctive relief.

     COMBINATION OF THE CORPORATION, TVX GOLD INC. AND ECHO BAY MINES LTD.
                    AND ACQUISITION OF THE NEWMONT INTEREST


          COMBINATION AMONG KINROSS, TVX AND ECHO BAY

          Kinross, TVX and Echo Bay entered into a combination agreement dated as of June 10, 2002, as amended as of July 12, 2002 and November 19, 2002, for the purpose of combining the ownership of their respective businesses by way of a plan of arrangement under the Canada Business Corporations Act (the "CBCA"). This transaction is referred to as the "Arrangement" in this Prospectus.

          In a separate transaction, TVX and a subsidiary of TVX entered into agreements dated as of June 10, 2002 with a subsidiary of Newmont pursuant to which TVX agreed to acquire Newmont's approximate 50% non-controlling interest in the TVX Newmont Americas joint venture (the "Newmont Interest"), in accordance with an existing right of first offer and an existing right of first refusal, for U.S.$180 million. The purchase price may, at TVX's option, be paid entirely in cash or TVX may elect to satisfy up to one half of the purchase price payable under each agreement by delivery of a secured promissory note and the balance in cash. In the event such notes are issued, they will be due and payable on the seventh day following the closing of the acquisition. The maximum aggregate amount of the promissory notes which may be issued is U.S.$90 million. The Arrangement is conditional upon the completion of the purchase of the Newmont Interest. The Arrangement and this transaction are referred to collectively herein as the "Combination".

          Upon completion of the Arrangement and the purchase of the Newmont Interest, Kinross will own all of the outstanding common shares of TVX and Echo Bay and will own, indirectly, all of the TVX Newmont Americas joint venture.

          Pursuant to the Arrangement, TVX will amalgamate with 4082389 Canada Inc., a wholly-owned subsidiary of Kinross, and each holder of TVX common shares will receive 6.5 Common Shares for each TVX common share. The exchange ratio for the TVX common shares reflects the one for ten consolidation of the TVX common shares which took effect on June 30, 2002. Also pursuant to the Arrangement, shareholders of Echo Bay (other than Kinross) will receive 0.52 of a Common Share for each Echo Bay common share. Immediately prior to the completion of the Combination, Kinross intends to consolidate its outstanding Common Shares on the basis of one Common Share for each three Common Shares (the "Kinross Share Consolidation"). If the Kinross Share Consolidation is completed, each holder of TVX common shares will receive 2.1667 Common Shares for each TVX common share and each holder of Echo Bay common shares will receive 0.1733 of a Common Share for each Echo Bay common share in the Arrangement.

          The Arrangement requires the approval of at least 66 2/3% of the votes cast by TVX and Echo Bay shareholders at the respective special meetings of TVX and Echo Bay, as well as the approval of the Superior Court of Ontario. The special meetings of TVX and Echo Bay are scheduled to be held on January 31, 2003. The shareholders of Kinross approved the issuance of Common Shares pursuant to the Arrangement, as well as certain other matters, including the Kinross Share Consolidation, at a special meeting of the Kinross shareholders held on January 28, 2003.

         THE COMPLETION OF THE COMBINATION IS SUBJECT TO VARIOUS CONDITIONS, INCLUDING REGULATORY APPROVAL AND THE APPROVAL OF THE SHAREHOLDERS OF TVX AND ECHO BAY. THERE CAN BE NO ASSURANCE THAT THE COMBINATION WILL BE COMPLETED OR, IF COMPLETED, THAT IT WILL BE COMPLETED ON THE TERMS DESCRIBED IN THIS PROSPECTUS.


          PRO FORMA SUMMARY CONSOLIDATED CAPITALIZATION

          The table below sets forth the consolidated capitalization of the Corporation, TVX and Echo Bay, adjusted to give effect to the material changes in the share and loan capital of the Corporation, TVX and Echo Bay since the date of the audited consolidated financial statements for their most recently completed financial year for which financial statements have been published and which financial statements are incorporated by reference in this Prospectus. These figures are prepared as if the Combination had occurred immediately prior to the Kinross Share Consolidation and after giving effect to the consolidation of the TVX common shares on a one for ten basis completed on June 30, 2002.

                                                                       AS AT DECEMBER 31, 2001
                                                                    (IN MILLIONS OF U.S. DOLLARS)
                                              ----------------------------------------------------------------------------
                                                                                           PRO FORMA
                                              KINROSS       TVX           ECHO BAY         ADJUSTMENTS         PRO FORMA
                                              -------       ---           --------         -----------         ---------
                                              (unaudited)   (unaudited)   (unaudited)      (unaudited)         (unaudited)
                                              -----------   -----------   -----------      -----------         -----------

Long-term debt..............................  $ 40.1(1)     $  7.2(5)     $   -- (6)(7)   $    --                $   47.3
Kinam Preferred Shares......................    11.4(2)         --            --               --                    11.4
Debt component of convertible
    debentures and capital securities.......    26.0            --            --               --                    26.0
Redeemable retractable preferred shares.....     2.4            --            --               --                     2.4
Common share capital........................ 1,046.3(2)(3)   640.1(4)    1,043.0(6)(7)   (1,163.1)(8)(9)(10)(15)  1,566.3

Common share purchase warrants and
   options..................................     9.4(3)         --            --             21.5(11)                30.9
Contributed surplus.........................    12.9          36.3            --            (36.3)(14)               12.9
Equity portion of convertible debentures
   and capital securities...................   124.8            --            --               --                   124.8
Deficit (as of September 30, 2002)..........  (746.7)       (452.2)       (863.8)         2,062.7(12)(15)              --
Cumulative translation adjustments..........   (24.9)           --         (27.7)            27.7 (13)              (24.9)
                                              -------       -------       -------         -------               ---------

Total Capitalization........................  $ 501.7       $ 231.4       $ 151.5         $ 912.5               $ 1,797.1
                                              =======       =======       =======         =======               =========


Kinross Adjustments (U.S. Dollars):

(1) On January 2, 2002 and December 15, 2002, the Corporation reduced its outstanding indebtedness under the Fort Knox Industrial Revenue Bonds by $9.0 million and $15.0 million.

(2) On February 16, 2002, the Corporation issued 23,000,000 Common Shares for net proceeds of $18.5 million of which $11.4 million was used to complete a cash tender offer for 670,722 Kinam Preferred Shares that had a book value of $36.6 million.

(3) On December 5, 2002, the Corporation issued 50,000,000 Units for net proceeds of $91.5 million. Each Unit consisted of one Common Share and one-half common share purchase warrants. The fair value of the common share purchase warrant was $9.4 million.


TVX Adjustments (U.S. Dollars):

(4) On April 12, 2002, TVX issued 71,500,000 common shares for net proceeds of $45.4 million.

(5) In June 2002, long-term debt in an amount of $67.0 million was legally extinguished through the assignment of export prepayment contracts to the lender in a non-cash transaction.

Echo Bay Adjustments (U.S. Dollars):

(6) On April 3, 2002, Echo Bay issued 361,561,230 common shares valued at $303.7 million in exchange for the capital securities debt obligation of $100.0 million plus accrued interest.

(7) On May 24, 2002, Echo Bay issued 39,100,000 units consisting of one common share and one common share purchase warrant for aggregate net proceeds to Echo Bay of $26.0 million of which $17.0 million was used to reduce outstanding indebtedness of Echo Bay.

Pro forma Adjustments (U.S. Dollars):

(8) To remove historical share capital of TVX and Echo Bay of $640.1 million and $1,043.0 million, respectively.

(9) To record the pro forma issuance of 280.4 million common shares in exchange for all of the outstanding common shares of TVX valued at $667.5 million.

(10) To record the pro forma issuance of 251.8 million common shares in exchange for all of the outstanding common shares owned by non-affiliated shareholders of Echo Bay valued at $599.2 million.

(11) To record the fair value of common share purchase warrants and options outstanding of TVX and Echo Bay of $2.5 million and $19.0 million, respectively.

(12) To eliminate historic accumulated deficit of TVX and Echo Bay of $452.2 million and $863.8 million, respectively.

(13) To eliminate historic accumulated cumulative translation adjustments of Echo Bay of $27.7 million.

(14)   To eliminate historic contributed surplus of TVX of $36.3 million.

(15) To reflect a reduction in the common share capital of the Corporation which was approved at the special meeting held in connection with the Combination. For Canadian GAAP purposes, the reduction in common share capital will result in a reduction in the Corporation's deficit of the same amount. For U.S. GAAP purposes, this reclassification is not permitted and will require an increase in common share capital and an increase in deficit of $746.7 million.

                            DESCRIPTION OF SECURITIES

         The authorized share capital of Kinross consists of an unlimited number of Common Shares and 384,613 redeemable retractable preferred shares (the "Kinross Preferred Shares"), of which 409,036,555 Common Shares and 384,613 Kinross Preferred Shares were issued and outstanding as of the close of business on January 17, 2003.

COMMON SHARES

         DIVIDENDS. Holders of Common Shares are entitled to receive dividends when, as and if declared by the Kinross Board of Directors out of funds legally available therefor, provided that if any Kinross Preferred Shares or any other shares of preferred stock are at the time outstanding, the payment of dividends on Common Shares or other distributions (including repurchases of Common Shares by Kinross) will be subject to the declaration and payment of all cumulative dividends on outstanding Kinross Preferred Shares and any other shares of preferred stock which are then outstanding.

         LIQUIDATION. In the event of the dissolution, liquidation or winding up of Kinross, holders of Common Shares are entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of Kinross' indebtedness, and the payment of the aggregate liquidation preference of the Kinross Preferred Shares, and any other shares of preferred stock then outstanding.

         VOTING. Holders of Common Shares are entitled to one vote for each share on all matters voted on by shareholders, including election of directors. Holders of Common Shares have no cumulative voting rights.

         NO OTHER RIGHTS. The holders of Common Shares do not have any conversion, redemption or preemptive rights.

KINROSS WARRANTS

          The Kinross Warrants were issued in registered form under, and are governed by, an indenture dated December 5, 2002 (the "Warrant Indenture") between Kinross and Computershare Trust Company of Canada, as trustee thereunder. The following summary of certain provisions of the Warrant Indenture does not purport to be complete and is qualified in its entirety by reference to the provisions of the Warrant Indenture.

          Each whole Kinross Warrant entitles the holder to purchase one Common Share at an exercise price of Cdn.$5.00 per Common Share. The exercise price and the number of Common Shares issuable upon exercise are both subject to adjustment in certain circumstances as more fully described below. Kinross Warrants are exercisable at any time prior to 5:00 p.m. (Toronto time) on December 5, 2007, after which the Kinross Warrants will expire and become null and void. Under the Warrant Indenture, Kinross is entitled to purchase in the market, by private contract or otherwise, all or any of the Kinross Warrants then outstanding, and any Kinross Warrants so purchased will be cancelled.

          The exercise price for the Kinross Warrants is payable in Canadian dollars.

          The Warrant Indenture provides for adjustment in the number of Common Shares issuable upon the exercise of the Kinross Warrants, including:

(i) the issuance of Common Shares or securities exchangeable for or convertible into Common Shares to all or substantially all the holders of the Common Shares as a stock dividend or other distribution (other than a "dividend paid in the ordinary course", as defined in the Warrant Indenture, or a distribution of Common Shares upon the exercise of the Kinross Warrants or pursuant to the exercise of directors, officers or employee stock options granted under Kinross' stock option plan);

(ii) the subdivision, redivision or change of the Common Shares into a greater number of shares;

(iii) the reduction, combination or consolidation of the Common Shares into a lesser number of shares;

(iv) the issuance to all or substantially all of the holders of the Common Shares of rights, options or warrants under which such holders are entitled, during a period expiring not more than 45 days after the record date for such issuance, to subscribe for or purchase Common Shares, or securities exchangeable for or convertible into Common Shares, at a price per share to the holder (or at an exchange or conversion price per share) of less than 95% of the "current market price", as defined in the Warrant Indenture, for the Common Shares on such record date; and

(v) the issuance or distribution to all or substantially all of the holders of the shares of any class other than the Common Shares of evidences of indebtedness or any property or other assets.

         The Warrant Indenture also provides for adjustment in the class and/or number of securities issuable upon the exercise of the Kinross Warrants and/or exercise price per security in the event of the following additional events: (1) reclassifications of the Common Shares; (2) consolidations, amalgamations, plans of arrangement or mergers of the Corporation with or into another entity (other than consolidations, amalgamations, plans of arrangement or mergers which do not result in any reclassification of the Common Shares or a change of the Common Shares into other shares); or (3) the transfer (other than to one of Kinross' subsidiaries) of Kinross' undertakings or assets as an entirety or substantially as an entirety to another corporation or other entity.

         No adjustment in the exercise price or the number of Common Shares purchasable upon the exercise of the Kinross Warrants will be required to be made unless the cumulative effect of such adjustment or adjustments would change the exercise price by at least 1% or the number of Common Shares purchasable upon exercise by at least one one-hundredth of a Common Share.

         Kinross also covenanted in the Warrant Indenture that, during the period in which the Kinross Warrants are exercisable, it will give public notice of certain stated events, including events that would result in an adjustment to the exercise price for the Kinross Warrants or the number of Common Shares issuable upon exercise of the Kinross Warrants, at least 21 days prior to the record date or effective date, as the case may be, of such event.

         No fractional Common Shares will be issuable upon the exercise of any Kinross Warrants, and no cash or other consideration will be paid in lieu of fractional shares. Holders of Kinross Warrants will not have any voting or pre-emptive rights or any other rights which a holder of Common Shares would have.

         In the Warrant Indenture, the Corporation covenanted that it will, no later than the earlier of (i) the date which is 15 days after the five day volume weighted average trading price of the Common Shares on the TSX exceeds Cdn.$4.25; and (ii) April 30, 2003, file a shelf prospectus in the Provinces of Ontario and Quebec and a registration statement on Form F-10 under the multijurisdictional disclosure system with the SEC relating to the Common Shares issuable on the exercise of the Kinross Warrants and use its reasonable best efforts to keep the prospectus continuously effective for so long as shall be necessary to permit the exercise of the Kinross Warrants (which period shall terminate no later than the earlier of five years from the closing date of the Private Placement or the date on which all of the Kinross Warrants have been so exercised).

         In the event that the Kinross Share Consolidation occurs the Kinross Warrants will be exercisable on the basis of three Kinross Warrants for each consolidated Common Share at an exercise price of Cdn.$15.00 per consolidated Common Share.

KINROSS PREFERRED SHARES

         DIVIDENDS. Holders of Kinross Preferred Shares are entitled to receive fixed cumulative preferential cash dividends as and when declared by the Kinross Board of Directors at an annual rate of Cdn.$0.80 per share payable in equal quarterly instalments on the first day of January, April, July and October in each year.

         CONVERSION. Holders of Kinross Preferred Shares are entitled at any time to convert all or any part of the Kinross Preferred Shares into Common Shares on the basis of 8.2555 Common Shares for each Kinross Preferred Share so converted, subject to usual anti-dilution adjustments.

         REDEMPTION; PUT RIGHT. Kinross may at any time redeem all or any part of the Kinross Preferred Shares at a price of Cdn.$10.00 per share, together with an amount equal to all dividends accrued and unpaid thereon, whether or not declared, to and including the date of redemption (collectively the "Redemption Price"). The holders of

Kinross Preferred Shares are entitled to require Kinross to redeem all or any part of their Kinross Preferred Shares at a price equal to the Redemption Price.

         OTHER PAYMENTS. So long as any Kinross Preferred Shares are outstanding, Kinross is not permitted, without the approval of the holders of the Kinross Preferred Shares, to declare or pay dividends on or redeem, purchase for cancellation or otherwise retire shares of Kinross ranking junior to the Kinross Preferred Shares unless all dividends on the Kinross Preferred Shares have been paid and, after giving effect to such payment, Kinross would still be in a legal position to redeem all of the Kinross Preferred Shares then outstanding prior to any payment being made to any security ranking junior to the Kinross Preferred Shares.

         VOTING RIGHTS. The holders of Kinross Preferred Shares are not entitled (except as required by law) to receive notice of or to attend or vote at any meeting of shareholders of Kinross.

         LIQUIDATION PREFERENCE. In the event of the liquidation, dissolution or winding-up of Kinross, holders of Kinross Preferred Shares will have preference over holders of Kinross Common Shares and will be entitled to receive an amount equal to the Redemption Price.

KINAM PREFERRED SHARES

         In 1998, Kinross acquired, through the merger (the "Merger") of a wholly owned subsidiary of Kinross with Amax Gold Inc. ("Amax") all of the issued and outstanding common stock of Amax. Amax is now a subsidiary of Kinross and has been renamed Kinam Gold Inc. ("Kinam"). At the time of the Merger, Amax had outstanding a class of preferred stock designated "$3.75 Series B Convertible Preferred Shares" (the "Kinam Preferred Shares"). Pursuant to the terms of the merger agreement, each Kinam Preferred Share remained outstanding following the Merger but, as provided in the Certificate of Designation of the Kinam Preferred Shares, became convertible into the right to receive a number of Common Shares determined by multiplying (i) the number of shares of common stock of Amax into which the Kinam Preferred Shares were convertible immediately prior to the effective time of the Merger by (ii) 0.8004. A summary of the terms and provisions of the Kinam Preferred Shares is set forth below. As of the date hereof, 223,628 Kinam Preferred Shares are held by shareholders that are not associated with Kinross.

         DIVIDENDS. Annual cumulative dividends of U.S.$3.75 per Kinam Preferred Share are payable quarterly on each February 15, May 15, August 15 and November 15, as and if declared by Kinam's Board of Directors. No dividends were paid on the Kinam Preferred Shares during 2002. Due to reduced cash flow from Kinam operations, dividend payments on these shares were suspended in August 2000 and continue to remain suspended. The cumulative dividends in arrears on the Kinam Preferred Shares owned by non-controlling shareholders of U.S.$5.1 million as at December 31, 2001 have been accrued and included in the carrying value of the Kinam Preferred Shares. If all of the Kinam Preferred Shares owned by non-controlling shareholders were converted, an additional 1,084,379 Common Shares (or 361,460 Common Shares assuming the Kinross Share Consolidation takes place) would be issued.

         CONVERSION. The Kinam Preferred Shares are convertible into Common Shares at a conversion price of U.S.$10.3073 per share equivalent to a conversion rate of 4.8512 Common Shares per Kinam Preferred Share (or 1.617 Common Shares assuming the Kinross Share Consolidation takes place), subject to adjustment in certain events.

         REDEMPTION. The Kinam Preferred Shares are redeemable at the option of Kinross at any time on or after August 15, 1997, in whole or in part, for cash initially at a redemption price of U.S.$52.625 per share declining ratably annually to U.S.$50.00 per share on or after August 15, 2004, plus accrued and unpaid dividends.

         VOTING RIGHTS. The holders of Kinam Preferred Shares are not entitled to receive notice of or to attend or vote at any meeting of shareholders of Kinross.

CONVERTIBLE DEBENTURES

         The 5.5% convertible unsecured subordinated debentures (the "Kinross Debentures") of Kinross were issued pursuant to an indenture dated December 5, 1996 made between Kinross and Montreal Trust Corporation of Canada (now Computershare Trust Company of Canada), as trustee. At the holder's option, the Kinross Debentures are convertible into Common Shares at a conversion price of Cdn.$13.35 per share, being a rate of 74.906 Common

Shares per Cdn.$1,000 principal amount of Kinross Debentures (or Cdn.$40.05 per share, being a rate of 24.968 Common Shares per Cdn.$1,000 principal amount of Kinross Debentures assuming the Kinross Share Consolidation takes place). The Kinross Debentures are redeemable at any time at par plus accrued and unpaid interest. Kinross may, at its option, elect to satisfy its obligation to pay the principal amount of the Kinross Debentures upon redemption or at maturity by issuing and delivering to the holders, for each Cdn.$1,000 principal amount of Kinross Debentures, the greater of: (i) that number of Common Shares obtained by dividing such aggregate principal amount by 95% of the weighted average trading price of the Common Shares on the TSX for the 20 consecutive trading days ending on the fifth trading day prior to the date that on which notice of such election is first given; and (ii) that number of Common Shares obtained by dividing such aggregate principal amount by 95% of the weighted average trading price of the Common Shares on the TSX for the 20 consecutive trading days ending on the fifth trading day prior to the redemption date or the maturity date, as the case may be.

                                 USE OF PROCEEDS


          The net proceeds from the issue of the Underlying Securities upon exercise of the Kinross Warrants and the Echo Bay Warrants will be used for general corporate purposes. The Corporation will not receive any proceeds from the conversion of the Kinam Preferred Shares.

                              PLAN OF DISTRIBUTION

ECHO BAY WARRANTS

          The Echo Bay Warrants were issued in registered form under, and are governed by, an indenture dated as of May 9, 2002 (the "Echo Bay Warrant Indenture") between Echo Bay and Computershare Trust Company of Canada (the "Warrant Trustee"), as trustee thereunder.

          Each Echo Bay Warrant entitles the holder to purchase one Echo Bay common share at an exercise price of U.S.$0.90 per share. Echo Bay Warrants are exercisable at any time prior to 5:00 p.m. (Toronto time) on November 14, 2003, after which the Echo Bay Warrants will expire and become null and void. Under the Echo Bay Warrant Indenture, Echo Bay is entitled to purchase in the market, by private contract or otherwise, all or any of the Echo Bay Warrants then outstanding, and any Echo Bay Warrants so purchased will be cancelled.

          The Echo Bay Warrant Indenture also provides, in effect, that upon completion of the Combination, each Echo Bay Warrant will become exercisable for that number of Common Shares as the holder of such Echo Bay Warrant would have been entitled to had it held Echo Bay Common Shares on the date of completion of the Arrangement. Each Echo Bay Warrant will become exercisable for 0.52 of a Common Share or 0.1733 of a Common Share, if the Kinross Share Consolidation is completed.

UNDERLYING SECURITIES

         The Underlying Securities qualified by this Prospectus will only be issued upon the due exercise of the Kinross Warrants, the Echo Bay Warrants or the conversion of Kinam Preferred Shares. Kinross does not anticipate engaging the services of any underwriters, brokers or dealers in connection with the distribution of Underlying Securities qualified hereby. No fee or commission is payable by the holder of a Kinross Warrant or an Echo Bay Warrant upon such exercise or by the holder of a Kinam Preferred Share upon exercise of the conversion rights attached thereto.

                                  RISK FACTORS

          The acquisition of securities being offered by this Prospectus involves a high degree of risk. Any prospective investor should carefully consider the risk factors set forth in the renewal annual information form, Proxy Circular and all of the other information contained in this Prospectus (including, without limitation, the documents incorporated by reference) and in any applicable prospectus supplement before purchasing any of the securities sold pursuant to this Prospectus. The risks described therein are not the only risks facing the Corporation. Additional risks and uncertainties not currently known to the Corporation, or that the Corporation currently deems immaterial, may also materially and adversely affect its business.

                                  LEGAL MATTERS

          Certain legal matters in connection with the Underlying Securities offered hereby will be passed upon for the Corporation by Cassels Brock & Blackwell LLP, Canadian counsel for the Corporation, and by Chadbourne & Parke LLP, special U.S. counsel to the Corporation. As of the date hereof, partners and associates of Cassels Brock & Blackwell LLP and partners and associates of Chadbourne & Parke LLP, each as a group, own, directly or indirectly, in the aggregate, less than one percent of the outstanding Common Shares of the Corporation. If any underwriters named in a prospectus supplement retain their own counsel to pass upon legal matters relating to the Securities, that counsel will be named in the prospectus supplement.


                  STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION

          Securities legislation in the Provinces of Ontario and Quebec provide purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment and any applicable prospectus supplement. In the Provinces of Ontario and Quebec, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, damages if the Prospectus and any amendment and any applicable prospectus supplement contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province for the particulars of these rights or consult with a legal adviser. Rights and remedies may also be available to purchasers under U.S. law; purchasers may wish to consult with a U.S. lawyer for particulars of these rights.

                         CERTIFICATE OF THE CORPORATION

Dated:   January 29, 2003

         This short form prospectus, together with the documents incorporated in this prospectus by reference, constitutes full, true and plan disclosure of all material facts relating to the securities offered by this prospectus as required by the securities legislation of the Province of Ontario and, for the purposes of the Securities Act (Quebec) and regulations thereunder, this short form prospectus, as supplemented by the documents incorporated herein by reference, does not contain any misrepresentation likely to affect the value or the market price of the securities to be distributed.



(Signed) Robert M. Buchan                         (Signed)  Brian Penny
         President and Chief Executive Officer              Vice President, Finance and Chief
                                                            Financial Officer



                       On Behalf of the Board of Directors





(Signed) Cameron A. Mingay                    (Signed) John A. Brough
         Director                                      Director

                                     PART II

                   INFORMATION NOT REQUIRED TO BE DELIVERED TO
                             OFFEREES OR PURCHASERS

INDEMNIFICATION OF DIRECTORS OR OFFICERS

              Section 136 of the Business Corporations Act (Ontario) (the "Act") provides that a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his or her heirs and legal representatives (collectively, the "Indemnified Party"), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the Indemnified Party in respect of any civil, criminal or administrative action or proceeding (collectively, the "Action") to which he or she is made a party by reason of being or having been a director or officer of such corporation or body corporate, if:

(a) he or she acted honestly and in good faith with a view to the best interests of the corporation; and

(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.

              Section 136 of the Act also provides that a corporation may, with the approval of the court, indemnify an Indemnified Party in respect of an action by or on behalf of the corporation to procure judgment in its favor (a "Derivative Action"), to which such person has been made a party by reason of being or having been a director or an officer of the corporation against all costs, charges and expenses reasonably incurred by such person in connection with such Derivative Action if he or she fulfills the conditions set forth in clauses (a) and (b) of the paragraph above.

              If an Indemnified Party is substantially successful on the merits in his or her defense of an Action or Derivative Action and fulfills the conditions set forth previously, the Indemnified Party is entitled to indemnification from the corporation in respect of all costs, charges and expenses reasonably incurred by him or her in connection with the defense of such Action or Derivative Action to which he or she has been made party by reason of being a director or officer.

              The Bylaws of the Corporation provide that an Indemnified Party shall at all times be indemnified by the Corporation in every circumstance where the Act so permits or requires. The Bylaws further provide that, subject to limitations in the Act regarding indemnities in respect of Derivative Actions, every person who at any time is or has been a director or officer of the Corporation or properly incurs or has properly incurred any liability on behalf of the Corporation or who at any time acts or has acted at the Corporation's request (in respect of the Corporation or any other person), and his or her heirs and legal representatives, shall at all times be indemnified by the Corporation against all costs, charges and expenses, including an amount paid to settle an action or satisfy a fine or judgment, reasonably incurred by him or her in respect of or in connection with any civil, criminal or administrative action, proceeding or investigation (apprehended, threatened, pending, under way or contemplated) to which he or she is or may be made a party or in which he or she is or may become otherwise involved by reason of being or having been such a director or officer or by reason of so incurring or having so incurred such liability or by reason of so acting or having so acted (or by reason of anything alleged to have been done, omitted or acquiesced in by him or her in any such capacity or otherwise in respect of any of the foregoing), and has exhausted all appeals therefrom, if:

(a) he or she acted honestly and in good faith with a view to the best interest of the Corporation; and

(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing his or her conduct was lawful.

              The Bylaws further provide that the above described indemnification provisions shall not affect any other right to indemnification to which any person may be or become entitled by contract or otherwise, and no settlement or plea of guilty in any action or proceeding shall alone constitute evidence that person did not meet a condition set out in clause (a) or (b) above or any corresponding condition in the Act. The Bylaws also provide that the persons described above shall not be liable for any damage, loss, cost or liability sustained or incurred by the Corporation, except where so required by the Act, if such person acted honestly and in good faith with a view to the best interest of the Corporation.

              The Corporation maintains directors' and officers' liability insurance, covering action against its officers and directors. The insurance covers judgments and defense costs of up to $25,000,000 per lawsuit, with a maximum coverage of $25,000,000 per year.

              Insofar as indemnification for liabilities under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers or persons controlling the Corporation pursuant to the foregoing provisions, the Corporation has been informed that in the opinion of the SEC such indemnification is against public policy in the United States as expressed in the Securities Act and is therefore unenforceable.

                                    EXHIBITS

EXHIBIT
NUMBER        DESCRIPTION

4.1 the Amended Renewal Annual Information Form of the Corporation dated May 9, 2002 (the "Renewal Annual Information Form") (as filed with the Commission on Form 40-F/A on November 20, 2002 (File No. 0-10321))

4.2 amended management's discussion and analysis of financial condition and results of operations contained in the Corporation's annual report for the year ended December 31, 2001 (as filed with the Commission on Form 40-F/A on November 20, 2002 (File No. 0-10321))

4.3 restated consolidated financial statements of the Corporation as at December 31, 2001 and 2000 and for the years ended December 31, 2001, 2000 and 1999, together with the auditors' report thereon and the notes thereto (as filed with the Commission on Form 6-K on December 24, 2002 (File No. 0-10321))

4.4 management information circular and proxy materials of the Corporation dated March 22, 2002 (excluding those sections not required to be incorporated by reference herein entitled "Composition of the Compensation Committee", "Report on Executive Compensation" and "Shareholder Return Performance Graph") (as filed with the Commission on a Report on Form 6-K on April 6, 2002 (File No. 0-10321))

4.5 first quarter report containing the unaudited consolidated financial statements of the Corporation as at and for the three months ended March 31, 2002 and 2001, together with the notes thereto (as filed with the Commission on a Report on Form 6-K on May 28, 2002 (File No. 0-10321))

4.6 interim management's discussion and analysis of financial condition and results of operations dated April 30, 2002 for the three months ended March 31, 2002 (as filed with the Commission on a Report on Form 6-K on May 28, 2002 (File No. 0-10321))

4.7 material change report dated January 22, 2002 relating to the entering into of an agreement by the Corporation in connection with the offering of 20,000,000 Common Shares for gross proceeds of $27,000,000 (as filed with the Commission on a Report on Form 6-K on January 30, 2002 (File No. 0-10321))

4.8 material change report of the Corporation dated February 5, 2002 relating to the consideration of a tender offer for the Kinam Preferred Shares (as defined herein) and the write-off of the Corporation's investment in the Blanket Mine in Zimbabwe (as filed with the Commission on a Report on Form 6-K on February 7, 2002 (File No. 0-10321))

4.9 material change report of the Corporation dated February 12, 2002 relating to the completion of the previously announced sale of 20,000,000 Common Shares and the exercise of an underwriters' option to purchase an additional 3,000,000 Common Shares resulting in the aggregate sale of 23,000,000 Common Shares for gross proceeds of Cdn.$31,050,000 (as filed with the Commission on a Report on Form 6-K filed on February 21, 2002 (File No. 0-10321))

4.10 material change report of the Corporation dated February 20, 2002 relating to the financial results of the Corporation as at and for the year ended December 31, 2001 and summary of reserves and resources as at December 31, 2001 (as filed with the Commission on a Report on Form 6-K on February 21, 2002 (File No. 0-10321))

4.11 material change report of the Corporation dated April 5, 2002 relating to the result of the cash tender offer for the $3.75 Series B Convertible Preferred Shares (the "Kinam Preferred Shares") of Kinam Gold Inc. ("Kinam") made by the Corporation's wholly-owned subsidiary Kinross Gold U.S.A., Inc. (as filed with the Commission on a Report on Form 6-K on April 6, 2002 (File No. 0-10321))

4.12 material change report of the Corporation dated April 11, 2002 relating to the signing of a letter agreement between the Corporation and a wholly-owned subsidiary of Placer Dome Inc. to form a joint venture that will combine the two companies respective gold mining operations in the Porcupine district in Ontario, Canada (as filed with the Commission on a Report on Form 6-K on April 16, 2002 (File No. 0-10321))

4.13 material change report of the Corporation dated May 1, 2002 relating to the first quarter report containing the unaudited consolidated financial statements of the Corporation as, at and for the three months ended March 31, 2002 and 2001, together with notes thereto and interim management discussion and analysis of financial condition and results of operations for the three months ended March 31, 2002 (as filed with the Commission on a Report on Form 6-K on May 4, 2002 (File No. 0-10321))

4.14 material change report of the Corporation dated May 3, 2002 relating to the Corporation's intention to deliver into its relatively small gold forward sales and not replace such hedges (as filed with the Commission on a Report on Form 6-K on May 4, 2002 (File No. 0-10321))

4.15 material change report of the Corporation dated May 17, 2002 relating to the arbitration ruling in favour of Compania Minera Maricunga on claims against Fluor Daniel Chile Ingenieria y Construccion S.A., Fluor Daniel Corporation and Fluor Daniel Wright Ltd. (as filed with the Commission on a Report on Form 6-K on May 28, 2002 (File No. 0-10321))

4.16 material change report dated June 10, 2002 relating to the entering into of the Combination Agreement (as filed with the Commission on a Report of Form 6-K on June 10, 2002 (File No. 0-10321))

4.17 material change report dated July 2, 2002 relating to the entering into of an asset exchange agreement and a joint venture agreement with a wholly-owned subsidiary of Placer Dome Inc. (as filed with the Commission on a Report on Form 6-K on July 10, 2002 (File No. 0-10321))

4.18 interim management's discussion and analysis of financial condition and results of operations dated August 1, 2002 for the six months ended June 30, 2002 (as filed with the Commission on a Report on Form 6-K on August 6, 2002 (File No. 0-10321))

4.19 second quarter report dated August 1, 2002 containing the unaudited consolidated financial statements of Kinross for the six months ended June 30, 2002 (as filed with the Commission on a Report on Form 6-K on August 29, 2002 (File No. 0-10321))

4.20 material change report dated September 13, 2002 relating to developments in the litigation relating to the Corporation's ownership of Omolon Gold Mining Corporation ("Omolon") (as filed with the Commission on a Report on Form 6-K on September 13, 2002 (File No. 0-10321))

4.21 material change report dated October 17, 2002 relating to the agreement in principle reached by Omolon to repurchase certain of its issued and outstanding shares (as filed with the Commission on a Report on Form 6-K on October 17, 2002 (File No.
            0-10321))

4.22 material change report dated November 14, 2002 relating to the third quarter report containing the unaudited consolidated financial statements of the Corporation as at and for the nine months ended September 30, 2002 and 2001, together with the notes thereto and interim management's discussion and analysis of financial condition and results of operations for the nine months ended September 30, 2002 (as filed with the Commission on a Report on Form 6-K on November 19, 2002 (File No. 0-10321))

4.23 material change report dated November 19, 2002 relating to the amendment to the Combination Agreement dated November 19, 2001 which extended the termination dates provided for in the Combination Agreement (as filed with the Commission on a Report on Form 6-K on November 20, 2002 (File No. 0-10321))

4.24 material change report dated November 29, 2002 relating to the entering into an agreement with a syndicate of underwriters under which the underwriters have agreed to sell to the public 5,000,000 units at a price of Cdn.$3.05 per unit (as filed with the Commission on a Report of Form 6-K on December 9, 2002 (File No. 0-10321))

4.25 the third quarter report containing the unaudited consolidated financial statements of Kinross as at and for the nine months ended September 30, 2002 and 2001 together with the notes thereto (as filed with the Commission on a Report on Form 6-K on December 9, 2002 (File No. 0-10321))

4.26 interim management's discussion and analysis of financial conditions and results of operation dated November 13, 2002 and for the nine months ended September 30, 2002 (as filed with the Commission on a Report on Form 6-K on December 9, 2002 (File No. 0-10321))

4.27 the management information circular, management information circular supplement and proxy materials of the Corporation dated December 20, 2002 (excluding those sections not required to be incorporated by reference herein) (as filed with the Commission on a Report of Form 6-K on December 24, 2002 (File No. 0-10321))

4.28 material change report dated January 22, 2003 relating to certain new developments regarding the proposed acquisition of shares of the Corporation's 54.7% owned subsidiary, Omolon Gold Mining Company and the dismissal of certain lawsuits against Omolon (as filed with the Commission on January 22, 2003 on a Report on Form 6-K (File No. 0-10321))

4.29 the annual information form of TVX dated April 16, 2002 for the year ended December 31, 2001 (the "TVX Annual Information Form") (as filed with the Commission on an Annual Report on Form 40-F on April 19, 2002 (File No. 1-13244))

4.30 material change report dated January 15, 2003 relating to force majeure at its Stratoni base metal operation in Greece.(as filed with the Commission on a Report on Form 6-K on January 15, 2003 (File No. 1-13244))

4.31 the Annual Report on Form 10-K of Echo Bay Mines Ltd. dated April 1, 2002 for the year ended December 31, 2001 (the "Echo Bay Form 10-K") the Annual Report on Form 10-K on April 1, 2002 (excluding the consolidated audited financial statements for the year ended December 31, 2001) (File No. 1-08542)

4.32 Warrant Indenture by and between the Corporation and Computershare Trust Company of Canada dated as of December 5, 2002*

4.33 Warrant Indenture by and between Echo Bay Mines Ltd. and Computershare Trust Company of Canada dated as of May 9, 2002 (as filed with the Commission as Exhibit 4.1 to the Current Report on Form 8-K of Echo Bay Mines Ltd. (File No. 02642591))

5.1         Consent of Deloitte & Touche LLP

5.2         Consent of PricewaterhouseCoopers LLP

5.3         Consent of Ernst & Young LLP

5.4         Irrevocable Consent and Power of Attorney on Form F-X*

6.1 Powers of Attorney (contained in the signature page of the initial Registration Statement on Form F-10)*

--------

* Previously filed.

                                    PART III

                  UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

ITEM 1.  UNDERTAKING.

              The Corporation undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the SEC staff, and to furnish promptly, when requested to do so by the SEC staff, information relating to the securities registered pursuant to Form F-l0 or to transactions in said securities.

ITEM 2.  CONSENT TO SERVICE OF PROCESS.

              Concurrently with the filing of the initial Registration Statement on Form F-10, the Corporation filed with the SEC a written irrevocable consent and power of attorney on Form F-X.




                                     III-1

                                   SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, the Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10, and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toronto, Province of Ontario, Country of Canada, on this 29th day of January, 2003.

                                KINROSS GOLD CORPORATION




                                By: /s/ Robert M. Buchan
                                    --------------------
                                    Name: Robert M. Buchan
                                    Title: President and Chief Executive Officer



              Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed below by or on behalf of the following persons in the capacities and on the dates indicated:

             SIGNATURE                                   TITLE                                DATE
             ---------                                   -----                                ----
/s/ Robert M. Buchan                  President, Chief Executive Officer and            January 29, 2003
------------------------              Director (principal executive officer)
Robert M. Buchan

/s/        *                          Vice Chairman and Director                        January 29, 2003
------------------------
Arthur H. Ditto

/s/ Brian W. Penny                    Chief Financial Officer and Vice-President        January 29, 2003
------------------------              Finance (principal financial officer and
Brian W. Penny                        principal accounting officer)

/s/        *                                            Director                        January 29, 2003
------------------------
John A. Brough

/s/        *                                            Director                        January 29, 2003
------------------------
John A. Keyes

/s/        *                                            Director                        January 29, 2003
------------------------
John M. H. Huxley

/s/        *                                            Director                        January 29, 2003
------------------------
John E. Oliver

/s/        *                                            Director                        January 29, 2003
------------------------
Cameron A. Mingay


*  By:  /s/ Brian W. Penny                                                              January 29, 2003
        -----------------------
           Attorney-in-Fact

              Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Amendment to the Registration Statement, solely in the capacity of the duly authorized representative of Kinross Gold Corporation in the United States, on this 29th day of January, 2003.

                                               KINROSS GOLD CORPORATION
                                               (Authorized U.S. Representative)




                                           By: /s/ John A. Brough
                                               ----------------------------
                                               Name: John A. Brough
                                               Title: Director

                                  EXHIBIT INDEX

EXHIBIT
NUMBER        DESCRIPTION

4.1 the Amended Renewal Annual Information Form of the Corporation dated May 9, 2002 (the "Renewal Annual Information Form") (as filed with the Commission on Form 40-F/A on November 20, 2002 (File No. 0-10321))

4.2 amended management's discussion and analysis of financial condition and results of operations contained in the Corporation's annual report for the year ended December 31, 2001 (as filed with the Commission on Form 40-F/A on November 20, 2002 (File No. 0-10321))

4.3 restated consolidated financial statements of the Corporation as at December 31, 2001 and 2000 and for the years ended December 31, 2001, 2000 and 1999, together with the auditors' report thereon and the notes thereto (as filed with the Commission on Form 6-K on December 24, 2002 (File No. 0-10321))

4.4 management information circular and proxy materials of the Corporation dated March 22, 2002 (excluding those sections not required to be incorporated by reference herein entitled "Composition of the Compensation Committee", "Report on Executive Compensation" and "Shareholder Return Performance Graph") (as filed with the Commission on a Report on Form 6-K on April 6, 2002 (File No. 0-10321))

4.5 first quarter report containing the unaudited consolidated financial statements of the Corporation as at and for the three months ended March 31, 2002 and 2001, together with the notes thereto (as filed with the Commission on a Report on Form 6-K on May 28, 2002 (File No. 0-10321))

4.6 interim management's discussion and analysis of financial condition and results of operations dated April 30, 2002 for the three months ended March 31, 2002 (as filed with the Commission on a Report on Form 6-K on May 28, 2002 (File No. 0-10321))

4.7 material change report dated January 22, 2002 relating to the entering into of an agreement by the Corporation in connection with the offering of 20,000,000 Common Shares for gross proceeds of $27,000,000 (as filed with the Commission on a Report on Form 6-K on January 30, 2002 (File No. 0-10321))

4.8 material change report of the Corporation dated February 5, 2002 relating to the consideration of a tender offer for the Kinam Preferred Shares (as defined herein) and the write-off of the Corporation's investment in the Blanket Mine in Zimbabwe (as filed with the Commission on a Report on Form 6-K on February 7, 2002 (File No. 0-10321))

4.9 material change report of the Corporation dated February 12, 2002 relating to the completion of the previously announced sale of 20,000,000 Common Shares and the exercise of an underwriters' option to purchase an additional 3,000,000 Common Shares resulting in the aggregate sale of 23,000,000 Common Shares for gross proceeds of Cdn.$31,050,000 (as filed with the Commission on a Report on Form 6-K filed on February 21, 2002 (File No. 0-10321))

4.10 material change report of the Corporation dated February 20, 2002 relating to the financial results of the Corporation as at and for the year ended December 31, 2001 and summary of reserves and resources as at December 31, 2001 (as filed with the Commission on a Report on Form 6-K on February 21, 2002 (File No. 0-10321))

4.11 material change report of the Corporation dated April 5, 2002 relating to the result of the cash tender offer for the $3.75 Series B Convertible Preferred Shares (the "Kinam Preferred Shares") of Kinam Gold Inc. ("Kinam") made by the Corporation's wholly-owned subsidiary Kinross Gold U.S.A., Inc. (as filed with the Commission on a Report on Form 6-K on April 6, 2002 (File No. 0-10321))

4.12 material change report of the Corporation dated April 11, 2002 relating to the signing of a letter agreement between the Corporation and a wholly-owned subsidiary of Placer Dome Inc. to form a joint venture that will combine the two companies respective gold mining operations in the Porcupine district in Ontario, Canada (as filed with the Commission on a Report on Form 6-K on April 16, 2002 (File No. 0-10321))



                                     III-4

4.13 material change report of the Corporation dated May 1, 2002 relating to the first quarter report containing the unaudited consolidated financial statements of the Corporation as at and for the three months ended March 31, 2002 and 2001, together with notes thereto and interim management discussion and analysis of financial condition and results of operations for the three months ended March 31, 2002 (as filed with the Commission on a Report on Form 6-K on May 4, 2002 (File No. 0-10321))

4.14 material change report of the Corporation dated May 3, 2002 relating to the Corporation's intention to deliver into its relatively small gold forward sales and not replace such hedges (as filed with the Commission on a Report on Form 6-K on May 4, 2002 (File No. 0-10321))

4.15 material change report of the Corporation dated May 17, 2002 relating to the arbitration ruling in favour of Compania Minera Maricunga on claims against Fluor Daniel Chile Ingenieria y Construccion S.A., Fluor Daniel Corporation and Fluor Daniel Wright Ltd. (as filed with the Commission on a Report on Form 6-K on May 28, 2002 (File No. 0-10321))

4.16 material change report dated June 10, 2002 relating to the entering into of the Combination Agreement (as filed with the Commission on a Report of Form 6-K on June 10, 2002 (File No. 0-10321))

4.17 material change report dated July 2, 2002 relating to the entering into of an asset exchange agreement and a joint venture agreement with a wholly-owned subsidiary of Placer Dome Inc. (as filed with the Commission on a Report on Form 6-K on July 10, 2002 (File No. 0-10321))

4.18 interim management's discussion and analysis of financial condition and results of operations dated August 1, 2002 for the six months ended June 30, 2002 (as filed with the Commission on a Report on Form 6-K on August 6, 2002 (File No. 0-10321))

4.19 second quarter report dated August 1, 2002 containing the unaudited consolidated financial statements of Kinross for the six months ended June 30, 2002 (as filed with the Commission on a Report on Form 6-K on August 29, 2002 (File No. 0-10321))

4.20 material change report dated September 13, 2002 relating to developments in the litigation relating to the Corporation's ownership of Omolon Gold Mining Corporation ("Omolon") (as filed with the Commission on a Report on Form 6-K on September 13, 2002 (File No. 0-10321))

4.21 material change report dated October 17, 2002 relating to the agreement in principle reached by Omolon to repurchase certain of its issued and outstanding shares (as filed with the Commission on a Report on Form 6-K on October 17, 2002 (File No.
            0-10321))

4.22 material change report dated November 14, 2002 relating to the third quarter report containing the unaudited consolidated financial statements of the Corporation as at and for the nine months ended September 30, 2002 and 2001, together with the notes thereto and interim management's discussion and analysis of financial condition and results of operations for the nine months ended September 30, 2002 (as filed with the Commission on a Report on Form 6-K on November 19, 2002 (File No.
            0-10321))

4.23 material change report dated November 19, 2002 relating to the amendment to the Combination Agreement dated November 19, 2001 which extended the termination dates provided for in the Combination Agreement (as filed with the Commission on a Report on Form 6-K on November 20, 2002 (File No. 0-10321))

4.24 material change report dated November 29, 2002 relating to the entering into an agreement with a syndicate of underwriters under which the underwriters have agreed to sell to the public 5,000,000 units at a price of Cdn.$3.05 per unit (as filed with the Commission on a Report on Form 6-K on December 9, 2002 (File No. 0-10321))

4.25 the third quarter report containing the unaudited consolidated financial statements of Kinross as at and for the nine months ended September 30, 2002 and 2001 together with the notes thereto (as filed with the Commission on a Report on Form 6-K on December 9, 2002 (File No. 0-10321))

4.26 interim management's discussion and analysis of financial conditions and results of operation dated November 13, 2002 and for the nine months ended September 30, 2002 (as filed with the Commission on a Report on Form 6-K on December 9, 2002 (File No. 0-10321))

4.27 the management information circular, management information circular supplement and proxy materials of the Corporation dated December 20, 2002 (excluding those sections not required to be incorporated by


                                     III-5
            reference herein) (as filed with the Commission on a Report on Form 6-K on December 24, 2002 (File No. 0-10321))

4.28 material change report dated January 22, 2003 relating to certain new developments regarding the proposed acquisition of shares of the Corporation's 54.7% owned subsidiary, Omolon Gold Mining Company and the dismissal of certain lawsuits against Omolon (as filed with the Commission on January 22, 2003 on a Report on Form 6-K (File No. 0-10321))

4.29 the annual information form of TVX dated April 16, 2002 for the year ended December 31, 2001 (the "TVX Annual Information Form") (as filed with the Commission on an Annual Report on Form 40-F on April 19, 2002 (File No. 1-13244))

4.30 material change report dated January 15, 2003 relating to force majeure at its Stratoni base metal operation in Greece (as filed with the Commission on a Report on Form 6-K on January 15, 2003 (File No. 1-13244))

4.31 the Annual Report on Form 10-K of Echo Bay Mines Ltd. dated April 1, 2002 for the year ended December 31, 2001 (the "Echo Bay Form 10-K") the Annual Report on Form 10-K on April 1, 2002 (excluding the consolidated audited financial statements for the year ended December 31, 2001) (File No. 1-08542)

4.32 Warrant Indenture by and between the Corporation and Computershare Trust Company of Canada dated as of December 5, 2002*

4.33 Warrant Indenture by and between the Corporation and Computershare Trust Company of Canada dated as of December 5, 2002 (as filed with the Commission as Exhibit 4.1 to the Current Report on Form 8-K of Echo Bay Mines Ltd. (File No. 02642591))

5.1         Consent of Deloitte & Touche LLP

5.2         Consent of PricewaterhouseCoopers LLP

5.3         Consent of Ernst & Young LLP

5.4         Irrevocable Consent and Power of Attorney on Form F-X*

6.1 Powers of Attorney (contained in the signature page of the initial Registration Statement on Form F-10)*




--------

* Previously filed.


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